Exhibit 2.1

Execution Version

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “****” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST AND HAVE BEEN OMITTED FROM THIS EXHIBIT. A COMPLETE, UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

AGREEMENT AND PLAN OF REORGANIZATION

by and among

SYNAPTICS INCORPORATED

ITSME ACQUISITION CORP.,

ITSME ACQUISITION II LLC,

VALIDITY SENSORS, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as

MERGER CONSIDERATION RECIPIENTS’ AGENT

Dated as of October 9, 2013

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A	–	Definitions

Exhibit B-1	–	List of Initial Signatories to Company Stockholder Consent

Exhibit B-2	–	Form of Company Stockholder Consent

Exhibit B-3	–	Form of Company Stockholder Agreement

Exhibit B-4	–	Form of Optionholder Agreement

Exhibit B-5	–	Form of Warrantholder Agreement

Exhibit C-1A	–	List of Company Principal Stockholders

Exhibit C-2A	–	Form of Investment Representation Letter and Lock-Up Agreement

Exhibit C-2B	–	Form of Investment Representation Letter

Exhibit D-1	–	List of Tier 1 Key Employees

Exhibit D-2	–	List of Tier 2 Key Employees

Exhibit E	–	Form of Amended Company Charter

Exhibit F-1	–	Form of Certificate of Merger

Exhibit F-2	–	Form of Second Certificate of Merger

Exhibit G	–	Form of Escrow Agreement

Exhibit H	–	Form of Parachute Payment Waiver

Exhibit I	–	List of Contracts Requiring Reasonable Efforts for Consent

Exhibit I-1	–	List of Contracts Requiring Consent

Exhibit I-2	–	List of Contracts Required to be Terminated

Exhibit J-1	–	Form of IRS Notice

Exhibit J-2	–	Form of FIRPTA Notice

Exhibit K	–	Form of Joinder Agreement

Schedule 5.19(e)	–	Illustration of Allocation of Earnout Payment and Cash/Stock Determination

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of October 9, 2013 (the “Agreement Date”), by and among Synpatics Incorporated, a Delaware corporation (“Acquirer”), Itsme Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquirer (“Sub I”), Itsme Acquisition II LLC, a Delaware limited liability company and wholly owned subsidiary of Acquirer (“Sub II”, together with Sub I, the “Merger Subs”), Validity Sensors, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as Merger Consideration Recipients’ Agent (as defined in Section 8.4(a)).

RECITALS

A. The Boards of Directors of the Company, Merger Subs and Acquirer have determined that it would be advisable and in the best interests of the stockholders or members of their respective companies that Sub I merge with and into the Company (the “First Merger”), pursuant to which the Company would be the surviving corporation and become a wholly owned subsidiary of Acquirer, and, as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Sub II to survive the Second Merger and continue as a wholly owned subsidiary of Acquirer, all on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Mergers, this Agreement and the other transactions contemplated by this Agreement.

B. The parties intend that the Mergers taken together will qualify as a tax free reorganization under Section 368(a)(i)(A) of the Code and that this Agreement be, and be hereby adopted as, a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder.

C. Pursuant to the First Merger, among other things, the issued and outstanding shares of capital stock of the Company (and rights to acquire same) shall be converted into the right to receive the merger consideration herein described in the manner set forth herein.

D. The Company, Merger Subs and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers as set forth herein.

E. Immediately following execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, each Company Stockholder listed on Exhibit B-1 will execute and deliver (a) a written consent substantially in the form attached hereto as Exhibit B-2 (the “Company Stockholder Consent”) approving the Mergers and related items and adopting this Agreement and approving the Restated Charter; (b) a stockholder agreement substantially in the form attached hereto as Exhibit B-3 (the “Company Stockholder Agreement”).

F. On or before the consummation of the Mergers, the Company will use commercially reasonable efforts to (a) secure from each Company Stockholder an executed Company Stockholder Agreement (or as herein provided a Joinder Agreement in substantially the form attached hereto as Exhibit K), (b) secure from each Company Optionholder an executed Company Optionholder Agreement substantially in the form attached hereto as Exhibit B-4 (the “Optionholder Agreement”) and (c) secure from each Company warrant holder (other than the Excluded Company Warrantholders) an executed Company Warrantholder Agreement substantially in the form attached hereto as Exhibit B-5 (the “Warrantholder Agreement”), as applicable.

G. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, each of the Company Securityholders identified on Exhibit C-1A hereto (each a “Company Principal Stockholder”) is executing and delivering to Acquirer (i) an Investment Representation Letter and Lock-Up Agreement in substantially the form attached hereto as Exhibit C-2A, in each case to become effective upon the Closing and (ii) a Stockholder Agreement in substantially the form attached hereto as Exhibit B-3.

H. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, all eight of the Company employees identified on Exhibit D-1 (the “Tier 1 Key Employees”) have executed employee offer letters (including a non-disclosure and inventions assignment agreement and such other forms provided by Acquirer and as are part of Acquirer’s standard policy for commencement of employment) with Acquirer or Subs (collectively, the “Employment Documents”), in each case to become effective upon the Closing.

I. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, no fewer than ten (10) of the twelve (12) employees of the Company and its Subsidiaries identified on Exhibit D-2 (the “Tier 2 Key Employees”) have executed Employment Documents, in each case to become effective upon the Closing.

J. Promptly following the execution of this Agreement, the stockholders of the Company holding sufficient shares of Company Common Stock and Company Preferred Stock will execute and deliver consents with respect to all shares of Company Capital Stock (the “Company Capital Stock”) they hold evidencing (i) the adoption of this Agreement by the stockholders of the Company, pursuant to and in accordance with the applicable provisions of Delaware Law, and the Company’s Certificate of Incorporation and (ii) the adoption of the Amended and Restated Certificate of Incorporation of the Company to read in the form attached hereto as Exhibit E (“Restated Charter” and the “Company Stockholder Approval” respectively). The shares of Company Capital Stock held by the consenting stockholders shall collectively constitute (i) at least a majority of the voting power of the outstanding shares of the Company Preferred Stock voting together as a single class, (ii) at least a majority of the voting power of the outstanding shares of the Series C-1 Preferred Stock voting together as a single class, (iii) at least a majority of the voting power of the outstanding shares of the Series D Preferred Stock voting together as a single class, (iv) at least 66 2/3% of the voting power of the outstanding shares of the Series E Preferred Stock voting together as a single class, and (v) a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis (the “Requisite Vote”).

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGERS

1.1. THE MERGERS. At the Effective Time (as such term is defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit F-1 (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub I shall merge with and into the Company, the separate corporate existence of Sub I shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquirer. The Company, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “First Step Surviving Corporation.” At the Second Effective Time (as such term is defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Second Certificate of Merger in substantially the form attached hereto as Exhibit F-2 (the “Second Certificate of Merger”) and the applicable provisions of Delaware Law, the First Step Surviving Corporation shall merge with and into Sub II, the separate corporate existence of First Step Surviving Corporation shall cease and Sub II shall continue as the surviving entity and a wholly owned subsidiary of Acquirer (the surviving entity after the Second Merger, or its successor, is sometimes referred to herein as the “Final Surviving LLC”).

1.2. CLOSING. Unless this Agreement is earlier terminated in accordance with Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place (i) as promptly as practicable (and in any event within five (5) Business Days) after the satisfaction or waiver of each of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) as such other time and date as Acquirer and the Company may agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.3. CLOSING DELIVERIES.

(a) Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied;

(ii) an Escrow Agreement, in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent;

(iii) the Second Certificate of Merger, executed on behalf of Sub II by a duly authorized officer of Sub II; and

(iv) a customary tax certificate executed on behalf of Acquirer and each Merger Sub by a duly authorized officer of Acquirer and each Merger Sub supporting treatment of the Mergers, taken together, as a tax-free reorganization pursuant to Section 368 of the Code.

(b) Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Restated Charter, (B) Bylaws, (C) board resolutions by which the Board of Directors of the Company unanimously (i) determined that the Mergers are fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement in accordance with Delaware Law, (iii) directed that this Agreement be submitted to the holders of Company Capital Stock for their adoption, and (iv) recommended that the holders of Company Capital Stock vote in favor of the adoption of this Agreement; with such certificate to be updated upon receipt of the Stockholder Approval to certify the Company’s stockholder resolutions adopting this Agreement and approving the Mergers and the other transactions contemplated by this Agreement and other matters in Acquirer’s reasonable discretion;

(iii) a certificate from the Secretaries of State of the States of Delaware, California, Arizona (and the appropriate governmental authorities in Taiwan and India) and each other State or other jurisdiction in which the Company or any Subsidiary is qualified to do business as a foreign corporation, dated within three (3) days prior to the Closing Date and certifying that the Company or such Subsidiary is in good standing;

(iv) the Company Closing Financial Certificate in a form reasonably acceptable to Acquirer (and in that regard the Company shall have provided to Acquirer reasonable access to the Company’s books and records to the extent necessary to enable Acquirer to conduct a reasonable review of the certificate and the calculations contained thereon).

(v) the Company Stockholder Consent executed by each Company Stockholder listed on Exhibit B-1;

(vi) evidence satisfactory to Acquirer of the resignation of each of the directors and each of the officers of the Company and of each Subsidiary in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company and of each such Subsidiary, effective no later than immediately prior to the Effective Time;

(vii) a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit H (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.13 hereof;

(viii) unless otherwise instructed by Acquirer no later than two (2) Business Days prior to the Closing, resolutions adopted by Company’s Board of Directors terminating Company’s 401(k) plan (the “Company 401(k) Plan”) no later than the day prior to Closing;

(ix) evidence satisfactory to Acquirer of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Mergers or any other transaction contemplated by this Agreement under the contracts listed or described on Exhibit I-1 hereto and the termination of the contracts listed on Exhibit I-2 hereto;

(x) the Spreadsheet and a certificate executed on behalf of the Company by its Chief Executive Officer, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(xi) (A) a Pay-Off Letter from each Company Lender (as defined in Section 5.19) and documentation in a form and substance reasonably satisfactory to Acquirer evidencing that all security interests in any assets of the Company granted to the Company Lender with respect to its Loan (as defined in Section 5.20) shall be released pursuant to the terms described in the Pay-off Letters (as defined in Section 5.20), and (B) authorizing Acquirer to file on behalf of the Company Lender a UCC-3 termination statement upon payment of such Company Lender’s Loan pursuant to the Pay-off Letter and (C) evidence reasonably satisfactory to Acquirer that all other Encumbrances (other than Permitted Encumbrances) on assets of the Company and its Subsidiaries shall have been released prior to or shall be released simultaneously with the Closing (and without limiting the foregoing, Silicon Valley Bank will have confirmed in writing that all amounts owed to it have been paid in full and that the loan agreement is terminated and shall have taken all actions required to release any liens it may have recorded against any patents or patent applications of the Company);

(xii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit J-1, dated as of the Closing Date and executed by the Chief Executive Officer of the Company on behalf of the Company, together with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit J-2, dated as of the Closing Date and executed by the Chief Executive Officer of the Company on behalf of the Company;

(xiii) Either a Stockholder Agreement in substantially the form attached as Exhibit B-3 or a Joinder Agreement in substantially the form attached hereto as Exhibit K from the holders of 85% of the voting power of the Company Preferred Stock and Company Common Stock (voting together as a single class) as of the Record Date, to include Telesoft, Qualcomm, Crosslink, Panorama and Intel and affiliates.

(xiv) either (A) written consents and waivers executed by such number of eligible shares of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval or non-approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations, or (B) in the absence of such stockholder approval, none of those payments or benefits shall be paid or payable or provided, pursuant to the Parachute Payment Waivers delivered to Acquirer pursuant to Section 1.3(b)(vii);

(xv) correct and complete copies of all election statements under Section 83(b) of the Code, if any, that are in the Company’s possession or subject to its control, with respect to any securities issued by the Company that are unvested at the time of the Closing to any of its respective employees, non-employee directors, consultants and other service providers;

(xvi) a Warrantholder Agreement executed by each of the Company Warrantholders (other than the Excluded Company Warrantholders));

(xvii) the Certificate of Merger, executed by the Company; and

(xviii) A written analysis prepared by or on behalf of the Company in respect of the application of Section 382 of the Code to the net operating loss carryforwards of the Company prior to giving effect to the Mergers, which shall be prepared at Company’s expense.

1.4. EFFECTIVE TIME. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article 6, Sub I and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquirer and the Company and set forth in the Certificate of Merger for the effectiveness of the First Merger being referred to herein as the “Effective Time”). Promptly following the Effective Time, but in no event later than three (3) Business Days thereafter, the Company and Sub II shall cause the Second Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as agreed to by Acquirer and the Company and set forth in the Second Certificate of Merger for the effectiveness of the Second Merger being referred to herein as the “Second Effective Time”). As used herein, the term “Surviving Entity” shall mean from and after the Second Effective Time, the Final Surviving LLC.

1.5. EFFECT OF THE MERGERS. At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of

Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become debts, liabilities and duties of the First Step Surviving Corporation. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Sub II and the First Step Surviving Corporation shall vest in the Final Surviving LLC, and all debts, liabilities and duties of Sub II and the First Step Surviving Corporation shall become the debts, liabilities and duties of the Final Surviving LLC.

1.6. CERTIFICATE OF INCORPORATION AND BYLAWS.

(a) At the Effective Time, (i) the Certificate of Incorporation of the First Step Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law, and (ii) the Bylaws of Sub I shall become the Bylaws of the First Step Surviving Corporation, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the First Step Surviving Corporation and such Bylaws.

(b) At the Second Effective Time, (i) the Certificate of Formation of Sub II, as in effect immediately prior to the Second Effective Time, shall be the Certificate of Formation of the Final Surviving LLC, until thereafter amended as provided by Delaware Law (the “Final Surviving Entity Certificate of Formation”), and (ii) the Limited Liability Company Agreement of Sub II, as in effect immediately prior to the Second Effective Time, shall become the Limited Liability Company Agreement of the Final Surviving LLC (the “Final Surviving Entity Limited Liability Company Agreement”), until thereafter amended as provided by Delaware Law, the Final Surviving Entity Certificate of Formation and Final Surviving Entity Limited Liability Company Agreement.

1.7. DIRECTORS AND OFFICERS.

(a) At the Effective Time, (i) the members of the Board of Directors of Sub I immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the First Step Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Sub I immediately prior to the Effective Time shall be appointed as the officers of the First Step Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

(b) At the Second Effective Time, (i) the members of the Board of Directors of Sub II immediately prior to the Second Effective Time shall be appointed as the members of the Board of Directors of the Final Surviving LLC immediately after the Second Effective Time until their respective successors are duly elected or appointed and qualified (or Managing Members will be so appointed and so serve), and (ii) the officers of Sub II immediately prior to the Second Effective Time shall be appointed as the officers of the Final Surviving LLC immediately after the Second Effective Time until their respective successors are duly appointed.

1.8. EFFECT ON CAPITAL STOCK AND OPTIONS.

(a) Treatment of Company Capital Stock, Company Options and Company Warrants. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Company Capital Stock, Company Options and/or Company Warrants at the Effective Time:

(i) Series E Preferred Stock. Each share of Series E Preferred Stock (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (i) the Series E Closing Stock Amount Per Share, (ii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series E Cash Escrow Contribution Amount Per Share (subject to reduction for payment of Indemnifiable Damages (as defined in Section 8.1(a)) pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); (iii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series E Agent Expense Contribution Amount Per Share (subject to reduction for payment of Merger Consideration Recipients’ Agent Expenses); (iv) cash and/or shares of Acquirer Common Stock in an amount equal to any Pro Rata Earnout Payment Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (v) cash and/or shares of Acquirer Common Stock in an amount equal to any Reallocated Earnout Consideration Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8) and reallocated pursuant to clause (ii) of Section 1.8(a)(ix).

(ii) Series D Preferred Stock. Each share of Series D Preferred Stock (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (i) the Series D Closing Stock Amount Per Share, (ii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series D Cash Escrow Contribution Amount Per Share (subject to reduction for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (iii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series D Agent Expense Contribution Amount Per Share (subject to reduction for payment of Merger Consideration Recipients’ Agent Expenses); (iv) cash and/or shares of Acquirer Common Stock in an amount equal to any Pro Rata Earnout Payment Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (v) cash and/or shares of Acquirer Common Stock in an amount equal to any Reallocated Earnout Consideration Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8) and reallocated pursuant to clause (ii) of Section 1.8(a)(ix).

(iii) Series C-1 Preferred Stock. Each share of Series C-1 Preferred Stock (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (i) the Series C-1 Closing Stock Amount Per Share, (ii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series C-1 Cash Escrow Contribution Amount Per Share (subject to reduction for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (iii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series C-1 Agent Expense Contribution Amount Per Share (subject to reduction for payment of Merger Consideration Recipients’ Agent Expenses); (iv) cash and/or shares of Acquirer Common Stock in an amount equal to any Pro Rata Earnout Payment Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (v) cash and/or shares of Acquirer Common Stock in an amount equal to any Reallocated Earnout Consideration Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8) and reallocated pursuant to clause (ii) of Section 1.8(a)(ix).

(iv) Series C-2A Preferred Stock. Each share of Series C-2A Preferred Stock (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (i) the Series C-2A Closing Stock Amount Per Share, (ii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series C-2A Cash Escrow Contribution Amount Per Share (subject to reduction for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); (iii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series C-2A Agent Expense Contribution Amount Per Share (subject to reduction for payment of Merger Consideration Recipients’ Agent Expenses); (iv) cash and/or shares of Acquirer Common Stock in an amount equal to any Pro Rata Earnout Payment Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (v) cash and/or shares of Acquirer Common Stock in an amount equal to any Reallocated Earnout Consideration Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8) and reallocated pursuant to clause (ii) of Section 1.8(a)(ix).

(v) Series C-2B Preferred Stock. Each share of Series C-2B Preferred Stock (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (i) the Series C-2B Closing Stock Amount Per Share, (ii) the Series C-2B Cash Escrow Contribution Amount Per Share (subject to reduction for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); (iii) upon release from escrow pursuant to Section 1.9(e) and subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, the Series C-2B Agent Expense Contribution Amount Per Share (subject to reduction for payment of Merger Consideration Recipients’ Agent Expenses); (iv) the right to receive cash and/or shares of Acquirer Common Stock in an amount equal to any Series C-2B Initial Earnout Amount Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); (v) the right to receive cash and/or shares of Acquirer Common Stock in an amount equal to any Pro Rata Earnout Payment Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (vi) cash and/or shares of Acquirer Common Stock in an amount equal to any Reallocated Earnout Consideration Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8) and reallocated pursuant to clause (ii) of Section 1.8(a)(ix).

(vi) Company Common Stock. Each share of Company Common Stock (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, following payment of the Series E Liquidation Preference Amount, the Series D Liquidation Preference Amount, the Series C-1 Liquidation Preference Amount, the Series C-2A Liquidation Preference Amount and the Series C-2B Liquidation Preference Amount pursuant to Section 1.8(a)(i)-(v) above and subject to and in accordance with Section 1.9, cash in an amount equal to any Pro Rata Earnout Payment Amount Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b)) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8); and (ii) cash in an amount equal to any Reallocated Earnout Consideration Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8) and reallocated pursuant to clause (ii) of Section 1.8(a)(ix).

(vii) Stock Rounding. No fractional shares of Acquirer Common Stock will be issued in connection with the Mergers, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Acquirer Common Stock (after aggregating for each particular stock certificate representing Company Capital Stock all fractional shares of Acquirer Common Stock to be received by such holder) shall receive from Acquirer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Reference Price.

(viii) Cash Rounding. The amount of cash each holder of Company Capital Stock is entitled to receive pursuant to any of clauses (i), (ii), (iii), (iv), (v) and (vi) of this Section 1.8(a) for the shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock represented by any stock certificates held by such holder of Company Capital Stock.

(ix) Company Options and Excluded Company Warrants. At the Effective Time, each vested and unvested Company Option and Excluded Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be cancelled and extinguished and automatically converted into, subject to and in accordance with Section 1.9, the right to receive, for each share of Company Common Stock subject to such Company Option or Excluded Company Warrant, (A) cash in an amount, if any, equal to any Pro Rata Earnout Payment Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8), less the applicable exercise price of such Company Option or Excluded Company Warrant, provided that the applicable exercise price of such Company Option or Excluded Company Warrant had not already been subtracted from a previous Pro Rata Earnout Payment Per Share, and (B) cash in an amount equal to any Reallocated Earnout Consideration Per Share associated with any Earnout Consideration payable pursuant to Section 5.19(a) or Section 5.19(b) (subject to set-off for payment of Indemnifiable Damages pursuant to the indemnification obligations of the Merger Consideration Recipients under Article 8) and reallocated pursuant to clause (ii) of Section 1.8(a)(ix) (such right to possibly receive cash, the “CR”). Such conversion into a CR will be without acceleration of the vesting of the underlying Company Option (except in the case of non-continuing employees to the extent that such acceleration results from pre-existing agreements). The amount of cash each Company Optionholder or Excluded Company Warrantholder is entitled to receive pursuant to this Section 1.8(a)(ix) for the Company Options or Excluded Company Warrants held by such Company Optionholder or Excluded Company Warrantholder as of immediately prior to the Effective Time shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options or Excluded Company Warrants held by such Company Optionholder or Excluded Company Warrantholder. The installment payments received by a holder of a Company Option or Excluded Company Warrant under this Section 1.8(a)(ix) are intended to be separate “payments” for purposes of Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”). Each CR resulting from a Company Option (an “Option CR”) will continue to vest on the same schedule as the Company Option it replaced, except as otherwise set forth below in this Section 1.8(a)(ix). Whether or not a holder of an Option CR is employed by Acquirer or the Surviving Entity on any Earnout Record Date, he or she will be entitled to receive Earnout Consideration on each payment date. If, however, a holder of an Option CR is no longer employed by Acquirer or the Surviving Entity at the time of any Earnout Record Date, he or she will receive payment only to the extent of his or her aggregate vesting before and following the Closing through such employee’s termination date, but taking into account any acceleration of Company Options only for (i) holders thereof as may be agreed by Acquirer or (ii) holders thereof who are not continuing employees of Acquirer or the Surviving Entity at the Effective Time. For example, if a holder of an Option CR holder were 50% vested at Closing and left Acquirer’s employ 12 months later after vesting another 25%, he would receive 75% of the Option CR payments, if any, attributable to the Pro Rata Earnout Payment Per Share he would have been entitled to receive for such Option CR had he remained employed through the applicable Earnout Record Date. Notwithstanding the foregoing, a holder of an Option CR who continues to be employed by Acquirer or the Surviving Entity as of any Earnout Record Date will receive payment as to the then unvested portion of his Option CR, as well as the then vested portion, due on the payment date. The portion of any Pro Rata Earnout Payment Per Share that would otherwise never be distributed because it represents amounts allocated to holders of unvested Option CRs which do not vest due to termination of employment prior to the Earnout Record Date will lapse and (i) be retained by Acquirer (in the case of voluntary terminations, i.e., those that are not involuntary terminations as provided below) (each such Option CR an “Unvested Voluntary Termination CR”) or (ii) be reallocated and paid to the Eligible Effective Time Holders in accordance with Section 5.19 in an amount equal to the Reallocated Earnout Consideration Per Share in the case of involuntary terminations (each such Option CR an “Unvested Involuntary Termination CR”). For this purpose, an “involuntary termination” means one in which the employee is terminated or receives severance.

(x) Company Warrants. At the Effective Time, each Company Warrant (other than Excluded Company Warrants) that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be cancelled without consideration.

(xi) Maximum Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration distributable by Acquirer to the Company Securityholders: (i) at Closing exceed the Adjusted Net Closing Consideration; and (ii) at any time exceed the sum of (A) the Adjusted Net Closing Consideration and (B) the total Earnout Payments payable pursuant to Section 5.19.

(xii) Treatment of Sub I Stock and Sub II Membership Interests. At the Effective Time, each issued and outstanding share of Sub I shall be cancelled and converted into one share of common stock of the First Step Surviving Corporation. At the Second Effective Time, all of the shares of common stock of the First Step Surviving Corporation that are issued and outstanding immediately prior to the Second Effective Time will, by virtue of the Second Merger and without further action on the part of the sole stockholder of Sub I, be cancelled and extinguished without any conversion thereof. At the Second Effective Time, all of the membership interests of Sub II that are issued and outstanding immediately prior to the Second Effective Time will constitute, all of the membership interests of the Final Surviving LLC. Such membership interests shall be the only equity interests of the Final Surviving LLC outstanding immediately after the Second Effective Time.

(b) Treatment of Company Capital Stock Owned by the Company. All shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.8, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the applicable stock or cash amount provided for in Section 1.8 in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall deliver (or cause to be delivered) to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in this Agreement, following the satisfaction of the applicable conditions set forth in this Agreement, the Merger Consideration to which such holder would be entitled in respect thereof as if such shares never had been Dissenting Shares. The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the stockholders of the Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8 and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law by any other stockholder of the Company.

(e) Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.9. PAYMENTS MADE AT CLOSING; SURRENDER OF CERTIFICATES.

(a) Exchange Agent. Computershare Trust Company, N.A. shall act as exchange agent (the “Exchange Agent”) in the Mergers.

(b) Acquirer Deposit. As soon as reasonably practicable after the Closing Date (and in no event later than five (5) Business Days after the Closing Date), Acquirer shall deliver (or cause to be delivered) to the Exchange Agent for exchange in accordance with this Article 1, (i) the shares of Acquirer Common Stock issuable pursuant to Sections 1.8(a)(i), 1.8(a)(ii), 1.8(a)(iii), 1.8(a)(iv) and 1.8(a)(v), and (ii) cash in an amount sufficient to permit payment of cash in lieu of any fractional shares pursuant to Section 1.8(a)(viii).

(c) Transaction Expenses. As soon as reasonably practicable after the later of three (3) Business Days after the Closing Date and the Acquirer’s receipt of all of the Service Provider Deliverables from the applicable service provider seeking payment of Transaction Expenses, Acquirer shall pay the unpaid Transaction Expenses to such service provider in the amounts indicated on the Spreadsheet. “Service Provider Deliverables” shall mean a full and final bill for all services rendered by or on behalf of such service provider to Company with respect to the transactions contemplated by this Agreement and in any event through and including the Closing Date, certified as such, a signed Form W-9 and accurate wire transfer information for such service provider.

(d) Exchange Procedures.

(i) As soon as reasonably practicable after the Closing Date, but in any event, within ten (10) Business Days thereafter, the Exchange Agent shall mail to every holder of record of Company Capital Stock that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its Certificates (as defined below) together with a properly completed and duly executed letter of transmittal in customary form (the “Letter of Transmittal”) and every Company Optionholder and the holders of the Excluded Company Warrants: (A) a form of Letter of Transmittal and (B) instructions for use of the Letter of Transmittal in effecting the surrender of (1) certificates which immediately prior to the Effective Time represented issued and outstanding Company Capital Stock that were converted into the right to receive cash (or the potential to receive cash in the form of Earnout Payment) and/or shares of Acquirer Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.8(a) (the “Certificates”) and (2) Company Options and the Excluded Company Warrants that were converted into a CR. The Letter of Transmittal for the Certificate holders shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates. The Letters of Transmittal for the Certificate holders shall be in such form and have such other provisions as Acquirer or the Exchange Agent may reasonably specify, including that the Effective Time Holders agree to be bound by the provisions of Section 1.9 and Article 8 of this Agreement and agree to release the Company and the Surviving Entity from any claims, rights, liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates. The Letter of Transmittal shall include an agreement that signature thereon or acceptance of cash or stock merger consideration constitutes an agreement to be bound by the indemnity provisions of this Agreement.

(ii) As soon as reasonably practicable after the date of delivery to the Exchange Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such

Certificate shall be entitled to receive, solely with respect to the Company Preferred Stockholders, a certificate representing the number of whole shares of Acquirer Common Stock that such holder has the right to receive at Closing pursuant to Section 1.8(a) in respect of such Certificate (along with any payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.8(a)(viii) in respect to such Certificate), and cash that any such holder has the right to receive in connection with the Earnout or subject to it being deposited in escrow pursuant to this Agreement and (B) such Certificate shall be canceled.

(iii) As soon as reasonably practical after the date of delivery to the Exchange Agent of a duly executed Letter of Transmittal and any other documentation reasonably required thereby, the holder of record of a Company Option and the holders of Excluded Company Warrants shall receive a CR in accordance with the terms of Section 1.8(a)(ix).

(e) Acquirer to Cause Deposit of Escrow Amount and Agent Expense Amount. As soon as reasonably practicable after the Closing Date (and in no event later than five (5) Business Days after the Closing Date), Acquirer shall cause to be deposited with U.S. Bank, N.A. (or another institution selected by Acquirer and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”) the Escrow Amount and the Agent Expense Amount. The Escrow Amount shall constitute security for the indemnification obligations of the Merger Consideration Recipients pursuant to Article 8, and shall be held in and distributed in accordance with the provisions of the Escrow Agreement. The Agent Expense Account shall held in and distributed in accordance with the provisions of the Escrow Agreement and be available to cover the Merger Consideration Recipients’ Agent Expenses and such funds shall not be available to Acquirer to cover Indemnifiable Damages and no portion of the Agent Expense Amount shall constitute part of the Escrow Fund.

(f) No Interest. No interest shall accumulate on any shares of Acquirer Common Stock issuable, or cash payable in connection with the Mergers (other than interest accrued on the Escrow Amount according to the Escrow Agreement).

(g) Transfers of Ownership. If any shares of Acquirer Common Stock issuable or cash amount payable pursuant to Sections 1.8(a) and (d), is to be issued or paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer or other Taxes required by reason of the issuance of the shares of Acquirer Common Stock or payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Escrow Agent, the Surviving Entity or any party hereto shall be liable to any Person for any amount properly paid to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar law.

(i) Unclaimed Shares; Unclaimed Cash. Any cash or certificates of shares of Acquirer Common Stock (including any distributions made thereon) or portion of funds (including any interest earned thereon) held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this Article 1 within six (6) months after the Effective Time shall promptly be returned to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9 shall look only to Acquirer (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to shares of Acquirer Common Stock issuable or cash amounts payable pursuant to Section 1.8(a). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the earlier of the third anniversary of the Effective Time or such date on which the Merger Consideration contemplated by Section 1.8 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any Acquirer Common Stock issuable or cash payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.10. NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY CAPITAL STOCK, COMPANY OPTIONS OR COMPANY WARRANTS. All cash and shares of Acquirer Common Stock paid or payable and/or issued or issuable following the surrender for exchange of shares of Company Capital Stock, Excluded Company Warrants and Company Options in accordance with the terms hereof shall be so paid or payable and/or issued or issuable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Excluded Company Warrants and/or Company Options, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock, Company Warrants or Company Options that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Entity for any reason, such Certificate shall be canceled and exchanged as provided in this Article 1.

1.11. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such shares of Acquirer Common Stock and cash as may be required pursuant to Section 1.8 in respect of such Certificate; provided, however, that Acquirer or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum and/or execute an indemnification agreement as Acquirer or the Exchange Agent may direct as indemnity against any claim that may be made against Acquirer, the Surviving Entity, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.12. TAX CONSEQUENCES. It is the intent of the parties hereto that, for U.S. federal income tax purposes, the Mergers shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of the Mergers for purposes of Sections 354 and 361 of the Code. Acquirer does not warrant to the Company or to any holder of Company Capital Stock, Company Options or Company Warrants that the Mergers will constitute a “reorganization.” The Company acknowledges that the Company and the holders of Company Capital Stock, Company Options and Company Warrants are relying on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.

1.13. WITHHOLDING RIGHTS. Acquirer, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise deliverable, and any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company Warrants or any Certificates such amounts in cash or shares as Acquirer, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.14. EXEMPTION FROM REGISTRATION; FORM S-3 REGISTRATION. The shares of Acquirer Common Stock to be issued in connection with the First Merger are being issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder (a “Private Placement”) and, therefore, may not be re-offered or resold other than in conformity with the registration and/or qualification requirements of the Securities Act and other applicable State blue sky securities laws and regulations or pursuant to an exemption therefrom. The certificates issued by Acquirer with respect to the shares of Acquirer Common Stock issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws, State blue sky securities laws and such other restrictions as shall be set forth in the Company Stockholder Agreement, the Investment Representation Letter and Lock-Up Agreement, and the Investment Representation Letter, if applicable. Acquirer shall use commercially reasonable efforts to prepare and file an automatic shelf registration statement (within the meaning of such term in Instruction I.D to Form S-3) with the SEC covering the resale of shares of Acquirer Common Stock equal to the Aggregate Closing Stock Number. Acquirer shall use commercially reasonable efforts to effect such filing prior to the later of (i) twenty (20) days after Closing and (ii) five (5) days after the completion of the financial statements required by Items 9.01(a) and (b) of Form 8-K (in each case assuming timely receipt of the Spreadsheet, all information relating to the Effective Time Holders for inclusion in such registration statement, and all signatures, opinions and consents required for such registration statement and Form 8-K and that SEC activity is not delayed by pending government shut down). The parties will exercise commercially reasonable efforts to complete such financial statements as soon as reasonably possible, which efforts shall include, without limitation, (i) the review by the Company’s independent auditors of any required interim financial statements, (ii) completion of any footnotes and schedules required to be included with such financial statements and (iii) the obtaining of any consents of Company’s auditors required for Acquirer to use Company’s audited financials in Company’s public securities filings so as to enable Company to timely make the filings required on Form 8-K and the filing of such Form S-3. If, as and when additional shares of Acquirer Common Stock are issued as Earnout Consideration with respect to any Measurement Period, Acquirer will exercise commercially reasonable efforts, within 30 days after the date of such issuance, to increase the total number of shares of Acquirer Common Stock registered on such registration statement (or a successor registration statement) by way of a prospectus supplement or otherwise; provided, however, that in no event will the Acquirer be obligated to register more than the Maximum Registrable Shares. Acquirer will keep such registration statement effective until its termination date.

1.15. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Entity are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.16. CONSIDERATION ADJUSTMENTS; SEVERANCE.

(a) For purposes of determining the Adjusted Net Closing Consideration, there shall be an adjustment made for the Company’s net working capital and net cash at Closing in an amount as calculated in accordance with this Section 1.16 (the “Aggregate Net Adjustment Amount”). The Aggregate Net Adjustment Amount shall be calculated as the aggregate amount equal to:

(i) Applicable Net Cash minus the Net Cash Peg Amount (“Net Cash Adjustment Amount”), plus

(ii) Closing Net Working Capital minus the Net Working Capital Peg Amount, provided that such amount is (A) equal to or greater than **** or (B) less than or equal to ****(the “Net Working Capital Adjustment Amount”).

(b) In connection with calculating the Aggregate Net Adjustment Amount, the Company shall deliver, not later than three (3) Business Days prior to the expected Closing Date, to Acquirer a written statement that shall include and set forth a good-faith estimate of (i) Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) and (ii) Applicable Net Cash as of the Applicable Date (with each of Closing Net Working Capital and Applicable Net Cash determined without giving effect to the transactions contemplated herein or any Transaction Expenses, severance or any Aggregate Option Proceeds). Closing Net Working Capital and Applicable Net Cash shall be calculated in accordance with GAAP (and if they are not, the amounts of Closing Net Working Capital and Applicable Net Cash specified in the first sentence, and the amounts of Net Working Capital Peg Amount and Net Cash Peg Amount, respectively, specified below shall be adjusted accordingly). For purposes of determining the amounts payable on the Closing Date, the Net Working Capital Adjustment Amount shall be based on the Closing Net Working Capital, and the Net Cash Adjustment Amount shall be based on the Applicable Net Cash, each determined in accordance with this Section 1.16(a).

(c) For purposes of calculating the Aggregate Net Adjustment Amount, the following definitions shall apply:

(i) “Applicable Date” shall mean the date of the Closing, if Closing occurs on or before ****, and shall mean ****, if Closing occurs after ****.

(ii) “Applicable Net Cash” means (A) the cash and cash equivalents of the Company, minus (B) Company Debt (for the sake of clarity, which specifically excludes, without duplication or double counting, any Transaction Expenses or the Severance Offset Amount), plus (C) an amount equal to any Transaction Expenses paid prior to Closing that are deducted from the Adjusted Closing Consideration pursuant to Section 1.16(e) below, each as of the open of business on any date.

(iii) “Net Cash Peg Amount” shall mean ****.

(iv) “Net Working Capital” means (A) the aggregate consolidated current assets of the Company, excluding cash and cash equivalents, minus (B) the aggregate consolidated current liabilities of the Company (including current Tax Liabilities), excluding Company Debt, and excluding, without duplication or double counting, any Transaction Expenses and the Severance Offset Amount, each as of the start of business on any date, and, in any event, shall exclude any Tax assets except for Tax prepayments directly related to any Tax Liability taken into account hereunder.

(v) “Net Working Capital Peg Amount” shall mean ****.

(d) For the sake of clarity, if the Aggregate Net Adjustment Amount is a negative number, then such negative number shall be added to (and not subtracted from) the Aggregate Gross Closing Consideration for purposes of calculating the Adjusted Net Closing Consideration.

(e) Further, the amount of any Transaction Expenses (for the avoidance of doubt including those paid before Closing) as set forth in the Company Closing Financial Certificate will be a reduction in the computation of the Adjusted Net Closing Consideration, as provided in the definition thereof.

(f) Acquirer will bear the severance expenses of (a) the Company’s Chief Executive Officer, not to exceed six months’ base salary, plus the cost of maintaining such officer’s health benefit plans (by COBRA reimbursement or otherwise) for such six month period (but for the avoidance of doubt not including any amounts payable pursuant to any contingent or performance bonus arrangement in connection with the Transaction), and (b) the Designated Employees. The Designated Employees’ severance will not exceed the amounts set forth on Exhibit 1.16(f). Notwithstanding the foregoing, any bonuses or other severance amounts not referenced above in this Section 1.16(f) paid or payable to Company’s directors, employees and/or consultants or other service providers (“service providers”) in connection with the Transaction, other than pursuant to agreements entered into between such service providers and Acquirer (collectively, “Severance Offset Amount”) will be a reduction in the computation of the Adjusted Net Closing Consideration, as provided in the definition thereof. For the avoidance of doubt, for purposes of the immediately preceding sentence “bonuses or other severance amounts” shall not be deemed to refer to the value of vesting acceleration pursuant to pre-existing agreements currently in place for Company service providers, but shall include all future guaranteed or performance bonuses, which have been committed by the Company to any current or former service providers and shall include any amounts payable under any contingent or performance bonus arrangements.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article 2), the Company represents and warrants to Acquirer, as of the date hereof and as of the Closing Date, as follows:

2.1. ORGANIZATION, STANDING, POWER AND SUBSIDIARIES.

(a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would result in a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents.

(b) Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries. The Company owns, of record and beneficially, 100% of the issued and outstanding shares of capital stock and other securities of each of its Subsidiaries, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal. Other than the Subsidiaries listed in Schedule 2.1(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. None of the Company or any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

(c) Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors (or similar body) of the Company and each of its Subsidiaries; (ii) the names of the members of each committee of the Board of Directors (or similar body) of the Company and each of its Subsidiaries; and (iii) the names and titles of the executive officers of the Company and each of its Subsidiaries. Each individual listed on Schedule 2.1(c) of the Company Disclosure Letter as a member of the Board of Directors of the Company has been duly and validly elected or appointed by all necessary action of the Company’s Stockholders or Board of Directors in accordance with the

Company’s Certificate of Incorporation, Bylaws and applicable Legal Requirements. Each individual listed as an officer of the Company on Schedule 2.1(c) of the Company Disclosure Letter has been duly and validly appointed by all necessary action of the Company’s Board of Directors in accordance with the Company’s Certificate of Incorporation, Bylaws and applicable Legal Requirements.

2.2. CAPITAL STRUCTURE.

(a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of the Company consists solely of (i) 332,500,000 shares of Company Common Stock, par value $0.0001 per share, and (ii) 249,877,800 shares of Company Preferred Stock, par value $0.0001, of which 29,407,695 shares are designated as Series C-1 Preferred Stock, 39,320,037 shares are designated as Series C-2A Preferred Stock, 71,516,656 shares are designated as Series C-2B Preferred Stock, 45,333,412 shares are designated as Series D Preferred Stock and 64,300,000 shares are designated as Series E Preferred Stock. A total of 12,054,336 shares of Company Common Stock, 28,872,721 shares of Series C-1 Preferred Stock, 38,994,639 shares of Series C-2A Preferred Stock, 70,345,689 shares of Series C-2B Preferred Stock, 44,047,993 shares of Series D Preferred Stock and 57,118,400 shares of Series E Preferred Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury stock. The number of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date is set forth on Schedule 2.2(a)-1 of the Company Disclosure Letter. No shares of Company Capital Stock are issued or outstanding as of the Closing Date that are not set forth on Schedule 2.2(a)-1 except for shares of Company Common Stock issued pursuant to the exercise of outstanding Company Options or Company Warrants listed on Schedule 2.2(b). All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission or “put” right, right of first refusal, preemptive right or “call” right, and have been offered, issued, sold and delivered by Company in material compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by Company. As of the date of the Agreement, each share of Company Preferred Stock is, and will be as of the Closing Date, convertible into one share of Company Common Stock. Each Company Stockholder listed in the Spreadsheet or the Company Capitalization Certificate holds good and valid title to the shares of Company Capital Stock listed in the Spreadsheet or in the Company Capitalization Certificate as being held by such Company Stockholder. Each of the Company Preferred Stockholders is an accredited investor.

(b) Company Options and Other Equity Rights. As of the Agreement Date, the Company has reserved 70,333,933 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 60,759,604 shares are subject to outstanding and unexercised Company Options, and 5,551,253 shares remain available for issuance thereunder. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options (including if the Company Optionholder is not an employee of the Company, a description of the relationship between such Company Optionholder and the Company) whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each Company Option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the intended Tax status of such option under Section 422 of the Code on the date of grant, the term of each Company Option and the plan from which such Company Option was granted. A true and correct copy of the Company Option Plans, the standard agreement under the Company Option Plans and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plans have been delivered or made available by Company to Acquirer’s legal counsel. All outstanding Company Options have been issued and granted in compliance in all material respects with all applicable Legal Requirements and all requirements set forth in applicable Contracts to which Company is a party or by which Company is bound. All options promised to any employee, director or consultant, or to which any thereof is entitled, including those intended to be MBO or performance based, have been granted and are outstanding. Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Capital Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant. The aggregate number of shares of Company Capital Stock (on an as converted basis) subject to Company Warrants is 1,551,630 shares. Except for the Company Options and Company Warrants described in Schedules 2.2(b)-1 and 2.2(b)-2 of the Company Disclosure Letter, the Contracts related thereto, and the Company Common Stock issuable upon conversion of the Company Preferred Stock, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares, Company Options, Company Warrants or other Company Rights, or any Company Voting Debt (as defined below) or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, Contract or other Company Right. Neither the Company Option Plans, nor any Company Option nor any other Contract to which Company is a party to or is bound relating to any shares of Company Capital Stock or other security of Company that is entitled (or is exercisable into a security that is entitled) to receive a portion of the merger consideration hereunder requires or otherwise provides for any accelerated vesting or exercisability of any such security in connection with the Mergers or any other transaction contemplated by this Agreement (including conversion of Company Options to CRs) or upon termination of employment or service with the Company or with Acquirer following the Mergers or otherwise.

(c) No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements applicable to any outstanding shares of Company Capital Stock or Company Options to which Company is a party or, to Company’s knowledge, otherwise. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

(d) No Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) granting its holder the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

2.3. AUTHORITY; NONCONTRAVENTION.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s board of directors. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of the Company, has approved and adopted this Agreement and approved the Mergers, determined that this Agreement and the terms and conditions of the Mergers and this Agreement are advisable and in the best interests of the Company and the Company Stockholders, and directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. The Requisite Vote is the only vote of the holders of the Company Capital Stock necessary to adopt this Agreement, approve the Mergers and adopt the Restated Charter. Approval of the Merger or adoption of the Restated Charter does not require a vote of the majority of Company Common Stock and no dissenters appraisal rights under the California Corporations Code apply to the Mergers by virtue of Section 2115 thereof or otherwise.

(b) The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit B-1 is sufficient for the Company Stockholder Approval.

(c) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Restated Charter or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Material Contract, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets, except in the case of clauses (ii)(B) or (C), where such violation, default, termination, cancellation or acceleration would not have a Material Adverse Effect on the Company.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any

Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and (iii) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company’s ability to consummate the Merger or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(e) The Company and the Company’s Board of Directors and stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of the Company or its Subsidiaries will not be applicable to any of the Company, its Subsidiaries, Acquirer, the Surviving Entity, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, including the consummation of the Mergers or any of the other transactions contemplated hereby or thereby.

(f) Conversion of each Company Option into a CR pursuant to Section 1.8(a)(ix) is permitted and constitutes a permitted assumption under the applicable Company Option Plans and will not result in the acceleration of the vesting of any such Company Option or the CR into which it is converted.

2.4. FINANCIAL STATEMENTS.

(a) The Company has furnished to Acquirer complete and accurate copies of the audited balance sheets as of December 31, 2012, December 31, 2011 and December 31, 2010, and the related audited statements of income and retained earnings and statements of cash flows for the three fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010, respectively (the “Annual Financial Statements”). In addition, the Company has furnished to Acquirer a complete and accurate copy of the unaudited balance sheet as of June 30, 2013, and the related unaudited statements of income and cash flows for the six (6) months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Company’s audited balance sheet as of December 31, 2012 (the “Company Balance Sheet Date”) is hereinafter referred to as the “Company Balance Sheet.” The Financial Statements are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly and accurately present the consolidated financial condition of the Company and the Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods therein specified, (v) are compliant with Regulation S-X to the extent necessary to enable Acquirer to timely prepare and file a Form 8-K with respect to this Agreement and the Mergers with Company financials in compliance with Form S-K, Item 9.01(a)(1) and the pro forma financial information required by Form 8-K, Item 9.01(b)(1)

and Article 11 of Regulation S-X; and (vi) with respect to the Interim Financial Statements, have been reviewed by the Company’s independent auditors.

(b) Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Company Balance Sheet, (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law, and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company, and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Neither the Company, any of its Subsidiaries nor Company’s independent auditors, nor to the Company’s knowledge, any current or former employee, consultant or director of Company or any of its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company or any of its Subsidiaries, or any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents.

(e) As of the Company Balance Sheet Date, there are no material deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. As of the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5, as amended by SFAS No. 11, 113 and 114 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by said Statement No. 5. There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

(f) Schedule 2.4(f) of the Company Disclosure Letter accurately lists all Company Debt, including, for each item of Company Debt, the Contract governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

(g) Schedule 2.4(g) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.5. ABSENCE OF CERTAIN CHANGES. Since the Company Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business only in the ordinary course consistent with past practices, and since such date:

(a) there has not occurred a Material Adverse Effect on the Company;

(b) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to, or otherwise effected, any acquisition, sale, license, disposition or transfer of any material asset of the Company or any Subsidiary (other than Standard Outbound IP Agreements (as defined in Section 2.10(a)(xi)) entered into with its customers in the ordinary course of its business consistent with its past practice);

(c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets;

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(e) neither the Company nor any Subsidiary has amended, renewed or terminated any Material Contract (other than in the ordinary course consistent with past practices), and there has not occurred any default or material breach under any Material Contract to which the Company or any Subsidiary is a party or by which it is, or any of its assets or properties are, bound;

(f) there has not occurred any material amendment or change to the Company’s certificate of incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary except as expressly hereby contemplated;

(g) except as otherwise required or permitted pursuant to this Agreement and as disclosed in Section 2.5(g) of the Company Disclosure Letter, there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than increases in the ordinary course in connection with the Company’s annual salary review in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any adoption or modification of any Company Employee Plans (as defined in Section 2.13(a)), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations thereunder, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice and loans permitted under the Company’s 401(k) Plan), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(h) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or any Subsidiary and there has not occurred any terminations, suspensions or resignations with respect to the management, supervisory or other key personnel of the Company or any Subsidiary, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices involving the Company or any Subsidiary;

(i) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or material properties, any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person;

(j) neither the Company nor any Subsidiary has cancelled or waived any Liabilities owed to it;

(k) neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;

(l) neither the Company nor any Subsidiary has made any material change in the pricing of its products or services or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(m) there has been no damage, destruction or loss, whether or not covered by insurance, affecting the material assets, properties or business of the Company or any Subsidiary;

(n) neither the Company nor any Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property (as defined in Section 2.10(a)(i)) other than non-exclusive licenses to customers in the ordinary course of business consistent with past practices, or has acquired or licensed from any Person any Intellectual Property (as defined in Section 2.10(a)(vii)) or sold, disposed of, transferred or provided a copy of any Company Source Code and Specifications (as defined in Section 2.10(a)(vi)) to any Person; and

(o) there has not occurred any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (n) (other than negotiations and agreements with Acquirer and its representatives regarding the transactions contemplated by this Agreement).

2.6. LITIGATION. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending against the Company or any of its Subsidiaries before any Governmental Entity (a “Legal Proceeding”), or threatened in writing against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), nor is there, to the Company’s knowledge, any substantial basis therefor. There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any Subsidiary has any Legal Proceedings pending against any other Person as of the Agreement Date.

2.7. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Mergers, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct or operation of the Business or limiting the freedom of the Company or any Subsidiary to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.

2.8. COMPLIANCE WITH LAWS; GOVERNMENTAL PERMITS.

(a) Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business where the violation of which would result in a material effect on the Company. Neither the Company nor any of its Subsidiaries, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Company and each Subsidiary has obtained each federal, national, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), except where the failure to so obtain would not result in a Material Adverse Effect on the Company, and all of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any written notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Legal Requirements or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

2.9. TITLE TO, CONDITION AND SUFFICIENCY OF ASSETS. Each of the Company and each Subsidiary has good and valid title to all of their respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet. Notwithstanding the foregoing, the representations in this Section 2.9 do not apply to Company Intellectual Property, which are covered by the representations in Section 2.10. Schedule 2.9 of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary. Neither the Company nor any Subsidiary currently owns any real property.

2.10. INTELLECTUAL PROPERTY.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Company or any Subsidiary.

(ii) “Company Intellectual Property Agreements” means any material Contract to which the Company or any Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted to a third party any rights with respect to any Company Intellectual Property or licensed from a third party any Third Party

Intellectual Property, (B) pursuant to which the Company or any Subsidiary has assigned to a third party or acquired from a third party title to any Intellectual Property, or (C) that otherwise governs any Company Intellectual Property.

(iii) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by the Company or any Subsidiary.

(iv) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(v) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents (including utility, design, and plant) and patent applications (including abandoned, expired, and provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, including abandoned or expired trademarks or service marks; (C) registered, abandoned, or expired Internet domain names; (D) registered, abandoned, or expired copyrights and applications for copyright registration; and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

(vi) “Company Source Code and Specifications” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(vii) “Intellectual Property” means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

(viii) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all other rights in inventions and discoveries anywhere in the world (including rights in invention disclosures); common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how; industrial designs and any registrations and applications therefor; trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items; Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses; mask works, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; and moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ix) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or of any Intellectual Property Rights in any form and embodied in any media.

(x) “Standard Inbound IP Agreements” means (i) non-disclosure agreements entered into by the Company or a Subsidiary in the ordinary course of its business, consistent with past practice (each a “Standard NDA”), granting to the Company a limited right to use a third party’s confidential information, and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $15,000 or less.

(xi) “Standard Outbound IP Agreements” means (i) Standard NDAs, granting to a third party a limited right to use the Company’s confidential information, and (ii) non-exclusive object code licenses of Company Products granted by the Company or a Subsidiary in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been made available to Acquirer’s counsel).

(xii) “Third Party Intellectual Property” means any and all Intellectual Property that is owned by a third party.

(b) Subject to the disclosure set forth in Schedule 2.10(m) of the Company Disclosure Letter, the Company and its Subsidiaries own or have the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, publicly display, publicly perform, license, and dispose of, all Intellectual Property used in the conduct of the Business. The Company Intellectual Property is sufficient for the conduct of the Business. The assets owned by the Company and each of its Subsidiaries (i) constitute all of the assets that are necessary to conduct, operate, and continue the Business as currently conducted, and (ii) constitute all of the assets that currently are used in the Business, without (A) the need for Acquirer to acquire or license any other asset, property or non-patent Intellectual Property or to the knowledge of the Company, infringing any patent-related Intellectual Property Rights of any third party, or (B) the breach or violation of any Contract.

(c) Neither the Company nor any Subsidiary has transferred, or agreed to transfer, any ownership interest in, any Intellectual Property that is or was Company-Owned Intellectual Property, to any third party. Neither the Company nor any Subsidiary has permitted the Company’s rights in any Intellectual Property that is or was Company-Owned Intellectual Property, to (i) enter the public domain or, (ii) with respect to any Intellectual Property Rights for which the Company or its Subsidiaries have submitted an application or obtained a registration, to lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term or with respect to such applications or registrations which the Company or any of its Subsidiaries have permitted to lapse or has cancelled or abandoned in its reasonable business judgment).

(d) The Company and its Subsidiaries own and have exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). After the Closing, all Company-Owned Intellectual Property will be fully transferable and licensable by Acquirer without restriction and without payment of any kind to any third party. The right, license and interest of the Company or a Subsidiary in and to all Third Party Intellectual Property licensed to the Company or a Subsidiary are free and clear of all Encumbrances (other than restrictions contained in the applicable written license agreements with such third parties and Permitted Encumbrances).

(e) (i) Schedule 2.10(e)(i) of the Company Disclosure Letter lists all Company Products (including services) that are owned by (A) the Company or any Subsidiary and (B) a third party, respectively; (ii) Schedule 2.10(e)(ii) of the Company Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products owned by the Company or any Subsidiary (including any Third Party Intellectual Property used to provide such Company Products that are services) and identifies (A) the applicable Contract under which such Third Party Intellectual Property is licensed to Company or a Subsidiary and (B) the Company Product(s) into or with which such Third Party Intellectual Property is incorporated, integrated, or bundled (including, with respect to such Company Products that are services, the Company Product(s) which such Third Party Intellectual Property is used to provide).

(f) Schedule 2.10(f) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made (with any Company Registered Intellectual Property that is abandoned or expired being so marked on Schedule 2.10(f)); (ii) all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property (other than any marked “abandoned” or “expired” on Schedule 2.10(f)) in order to avoid material prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property (other than ordinary course pre-issuance proceedings and actions before the United States Patent and Trademark Office (“USPTO”) and other similar Governmental Entities that are responsible for the issuance and registration of such Company Registered Intellectual Property).

(g) Each item of Company Registered Intellectual Property (other than any marked “abandoned” or “expired” on Schedule 2.10(f)) is subsisting and valid (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been correctly paid and such Company Registered Intellectual Property has been duly maintained. Without limiting the foregoing, the Company and its Subsidiaries have complied with the duty of candor and disclosure to the USPTO and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any Subsidiary (the “Company Patent Applications”) and have made no material misrepresentation in the Company Patent Applications.

(h) With respect to the Company Intellectual Property Agreements:

(i) Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or (with or without notice or lapse of time, or both) give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing, except where such breach, modification, cancellation, or termination, or suspension or acceleration of payments would not have a material effect on the Company.

(ii) Following the Closing, the Company (as wholly owned by Acquirer) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay.

(iii) None of the Company Intellectual Property Agreements grants to any third party exclusive rights to or under any Company Intellectual Property.

(iv) None of the Company Intellectual Property Agreements grants to any third party the right to sublicense any Company Intellectual Property.

(v) There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

(vi) No Company Intellectual Property Agreement requires the Company or a Subsidiary to include any Third Party Intellectual Property in any Company Product or obtain any third party’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

(i) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Acquirer or any of its Affiliates granting, or being bound to grant, to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquirer or any of its Affiliates, or (ii) Acquirer or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (iii) Acquirer or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(j) There are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any Person (other than salaries, or fees payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company or any Subsidiary.

(k) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(l) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or written threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the Company, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right. Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party.

(m) The Company and its Subsidiaries are not misappropriating any trade secret or other confidential information, infringing any copyright, violating any other non-patent Intellectual Property Rights or, to the knowledge of the Company, infringing any patent-related Intellectual Property Rights of any third party. In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the Business has not misappropriated any trade secret or other confidential information, infringed any copyright, violated any other non-patent Intellectual Property Rights or, to the knowledge of the Company, infringed any patent-related Intellectual Property Rights of any third party, and does not misappropriate any trade secret or other confidential information, infringe any copyright, violate any other non-patent Intellectual Property Rights or, to the knowledge of the Company, infringe any patent-related Intellectual Property Rights of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business misappropriates any trade secret or other confidential information, infringes any copyright, violates any other non-patent Intellectual Property Rights or, to the knowledge of the Company, infringes any patent-related Intellectual Property Rights of any third party.

(n) No Company-Owned Intellectual Property, Company Product owned by Company or any Subsidiary or any Company Product owned by a third party is subject to any proceeding, outstanding decree, order, judgment, settlement or co-existence agreement, stipulation, or “march in” right that restricts in any material manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

(o) Neither the Company nor any Subsidiary has received any written opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(p) All consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, a “Company Author”) either (i) assigned to Company or any Subsidiary unencumbered and unrestricted exclusive ownership of all of each such Company Author’s Intellectual Property Rights in such contribution, or (ii) did so within the scope of his or her employment and all such Intellectual Property arising therefrom became the exclusive property of the Company or any Subsidiary from the moment of its creation. No such Company Author has expressly retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Company Author or the Company or any Subsidiary.

(q) Except as set out in Schedule 2.10(q) of the Company Disclosure Letter, to the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(r) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any third party to the Company that derives independent economic value from not being generally known or readily ascertainable by others (“Company Confidential Information”). All current and former employees and contractors of the Company and its Subsidiaries and any third party having access to Company Confidential Information have executed and delivered to the Company a written, legally binding agreement imposing on such employees and contractors obligations regarding the protection of such Company Confidential

Information (“CCI Agreement”). The Company has not breached any confidentiality obligations that the Company has with any customer, with respect to Company Confidential Information received by the Company from such customer.

(s) ****

(t) Except as provided in Schedule 2.10(t) of the Company Disclosure Letter, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials (as defined below) into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). Schedule 2.10(e)(i) of the Company Disclosure Letter sets forth all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the MIT License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is used by the Company or any Subsidiary, and identifies for each item of Open Source Materials (i) the source from which the item was obtained, including any applicable URLs; (ii) the applicable open source license; (iii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; (iv) and whether or not the item was modified by the Company or any Subsidiary. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(u) All Company Products (including services) sold, licensed, leased or delivered by the Company or any Subsidiary to customers on or prior to the Closing Date when shipped or otherwise delivered to customers conformed in all material respects to applicable contractual commitments, and express and implied warranties (to the extent not subject to legally effective express exclusions thereof). Neither the Company nor any Subsidiary has any Liability (and, to the knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future Legal Proceeding against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair of such Company Products (including re-performance thereof where such Company Products are services) or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(v) Neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any third party, agreed or obligated itself to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, any Company Source Code and Specifications.

(w) No event has occurred, and, to the knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any third party of any Company Source Code and Specifications. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code and Specifications other than independent contractors and consultants in connection with performing services on behalf of the Company and its Subsidiaries pursuant to CCI Agreements.

(x) Neither the Company nor any Subsidiary has a present obligation to grant or offer to any third party any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(y) Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to Company Confidential Information, including personally identifiable information in the Company’s or any Subsidiary’s possession, custody or control, except for any breach or unauthorized access which would not reasonably be expected to have a Material Adverse Effect.

(z) The Company and each Subsidiary have complied with all applicable Legal Requirements and their respective publicly available privacy policies relating to (a) the privacy of users of the Company Products (including services) and all Internet websites owned, maintained or operated by Company or any Subsidiary (the “Company Websites”) and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by or provided to the Company or any Subsidiary or by third parties having authorized access to the records, databases and Company Websites of the Company or any Subsidiary. Each of the Company Websites, the Company Products and all other materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website, any Company Product or in any such materials have been materially inaccurate or misleading or deceptive or in violation of any applicable Legal Requirement. The Company and its Subsidiaries’ privacy practices conform, and at all times have conformed, in all respects to their respective publicly available privacy policies. No written claims have been asserted or, to the knowledge of the Company and its Subsidiaries, are threatened against the Company or any of its Subsidiaries by any Person or entity alleging a violation of such Person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or its Subsidiaries. With respect to all personal and user information described in this Section 2.10(z), the Company and its Subsidiaries have at all times taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the

Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information. The execution, delivery and performance of this Agreement will comply with all applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s publicly available privacy policies. Neither the Company nor any Subsidiary has received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(aa) Schedule 2.10(aa) of the Company Disclosure Letter contains a complete list of all material third party software development tools used by the Company or any of its Subsidiaries in the Business (the “Third Party Development Tools”). The Company or any Subsidiary has sufficient right, title and interest in and to the Third Party Development Tools for the conduct of the Business.

(bb) None of the Company Products: (i) contains hidden files, viruses, time bombs, Trojan horses, or other malicious code or files designed to interrupt, destroy, or limit the functionality of any computer software or hardware, (ii) contains back doors, trap doors or other similar code designed to allow access into any computer software or hardware without going through normal built-in security checks and logs, or (iii) contains or, to the knowledge of the Company, are susceptible to any vulnerability described by any industry-recognized security vulnerability or notification service.

(cc) Without limiting or qualifying Section 2.10(p) in any way, Schedule 2.10(cc) of the Company Disclosure Letter sets forth a complete list of (i) all Company-Owned Intellectual Property, including software, that has been developed, in whole or in part, by any Person outside of the United States during the development (or with the contribution of a Person located outside of the United States), (ii) a description of such Company-Owned Intellectual Property, including how it is used by the Company and/or its Subsidiaries, (iii) the name of the Person located outside of the United States who developed or contributed to the development of such Company-Owned Intellectual Property, (iv) the jurisdiction outside of the United States where such Person who developed or contributed to the development of such Company-Owned Intellectual Property was located at the time such Person developed or contributed to the development of such Company-Owned Intellectual Property, and (v) the agreement pursuant to which such Company-Owned Intellectual Property was developed.

(dd) The license agreement listed on Schedule 2.10(dd) of the Company Disclosure Letter gives the licensee therein named a right to modify, adapt, or create Derivative Products for use only with fingerprint sensor solutions provided by the Company, and to sub-license, market, sell, distribute or make available to third parties Derivative Products only in Object Code format and only for use in conjunction with fingerprint sensor solutions provided by the Company. Further, the Company has no continuing obligation to provide any updates of the Validity Software to such licensee and has not provided any source code to such licensee in the last six years. (For the purposes of this Section 2.10(dd), the definitions of “Derivative Products,” “Validity Software,” and “Object Code” are as provided in the license agreement listed on Schedule 2.10(dd)).

2.11. ENVIRONMENTAL MATTERS.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, national, foreign, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

(iii) “Property” shall mean all real property leased or owned by the Company or any Subsidiary either currently or in the past.

(iv) “Facilities” shall mean all buildings and improvements on the Property.

(b) (i) All Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) neither the Company nor any Subsidiary has received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices or Legal Proceedings are pending or, to the Company’s knowledge, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; and (vi) the Facilities and the Company’s and each Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.

2.12. TAXES.

(a) The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed in all material respects and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects. The Company has made available to Acquirer correct and complete copies of all income Tax Returns and all other material Tax Returns for which the statute of limitations have not expired, and all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.

(b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to, or through the Closing Date that are not included in the calculation of Net Working Capital and Net Cash.

(c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than Permitted Encumbrances, (ii) no audit or, to the knowledge of the Company, pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any material Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made in writing by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. The Company does not have a “permanent establishment” in any foreign country, as such term is defined in any applicable tax treaty or convention between the United States and such foreign country.

(d) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement for which the Company or any Subsidiary shall have any Liability or potential Liability to a party other than the Company or any Subsidiary.

(e) Neither the Company nor any Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(f) Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which would result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(g) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(h) Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury

Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, or by Contract, other than pursuant to any commercial agreement entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes, such as a customary credit agreement or similar contract.

(i) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or, (iv) prepaid amount received prior to the Closing.

(j) The Company has provided to Acquirer all written analyses prepared by or on behalf of the Company in respect of the application of Section 382 of the Code to the net operating loss carryforwards of the Company. Subject to Section 8.1(i), such analysis delivered pursuant to Section 1.3(a)(xviii) shall have been prepared in good faith by or on behalf of the Company.

(k) To the knowledge of the Company, neither the Company nor any Subsidiary is the beneficiary of any Tax holidays or similar incentives.

(l) Neither the Company nor any Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that is part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Mergers.

(n) Each of the Company and each Subsidiary has substantially complied (and until the Closing will so comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law) and has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and pursuant to relevant state income and employment Tax withholding laws, and has timely filed all material withholding Tax Returns, for all periods through and including the Closing Date.

(o) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate (as defined below) to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(o) of the Company Disclosure Letter lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company and/or any Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No stock of the Company or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(p) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or its Subsidiaries is a party, complies with the requirements of Section 409A(a) of the Code and the Regulations thereunder by its terms and has been operated in accordance with such requirements.

(q) The exercise price of all Company Options that became exercisable after December 31, 2004 is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted. No such Company Options have been materially modified since their date of grant within the meaning of Section 409A of the Code and the regulations thereunder, and neither the Company nor Acquirer has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options.

(r) The Company has made available to Acquirer correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center with respect to any unvested Company Common Stock or other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers, in each case to the extent in the Company’s possession.

2.13. EMPLOYEE BENEFIT PLANS AND EMPLOYEE MATTERS.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company or its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) other than the Company Option Plans, all stock option, restricted stock unit, equity incentive, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, training, tuition assistance, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its Subsidiaries of greater than $1,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or such Subsidiary (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”). Correct and complete copies of all material documentation relating to the Company Employee Plans have been made available to Acquirer or Acquirer’s counsel prior to the Agreement Date.

(b) The Company has made available to Acquirer’s counsel a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating there) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, made available to Acquirer’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Acquirer a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and, to the knowledge of the Company, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Neither the Company nor any Subsidiary sponsors or maintains material any self-funded Company Employee Plan, including any plan that includes stop-loss coverage.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and the Company has complied in all material respects with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan in respect of which the Company or any Subsidiaries would have liability. Each Company Employee Plan has been administered, in all material respects, in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and the Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans in any material respect. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates or if not due have been properly accrued on the Financial Statements. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms (subject to the consent of the parties if the Company Employee Plan is a contract), without Liability to Acquirer (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) With respect to each Company Employee Plan, each of the Company and each United States Subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(f) Neither the Company nor current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither the Company nor ERISA Affiliate is a party to, or has any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) The Company does not have any Company Employee Plans sponsored, maintained or contributed to under the law or applicable custom or rule of the relevant jurisdiction outside of the United States.

(i) Schedule 2.13(i) of the Company Disclosure Letter lists as of the Agreement Date each employee of the Company or any Subsidiary who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(j) Each of the Company and its Subsidiaries is in material compliance with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice in violation of the National Labor Relations Act. Each of the Company and its Subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Each of the Company and its Subsidiaries has maintained adequate up-to-date records regarding the service of its employees and has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There is no litigation or controversies pending or, to the knowledge of the Company, threatened in writing or otherwise, between the Company or any of its Subsidiaries and any of their respective employees or any trade union or other organization formed for a similar purpose or any other employee representative(s), which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or governmental investigation and, to the knowledge of the Company, there are no circumstances which are likely to give rise to such litigation or controversies.

(k) Schedule 2.13(k) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(k) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company, any Subsidiary of the Company, nor to the knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in violation of the National Labor Relations Act in connection with the operation of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened in writing. No employee of the Company or any Subsidiary has been dismissed in the last 12 month period.

(l) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has been alleged in a judicial complaint to be in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(l) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries has given notice to the Company or such Subsidiary or is under a notice of dismissal, nor does the Company or such Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or such Subsidiary. The employment of the employees of the Company or any of its Subsidiaries is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 2.13(l) of the Company Disclosure Letter. As of the date hereof, neither the Company nor any of its Subsidiaries has (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or such Subsidiary and/or (ii) promised to any present or former employee or consultant of the Company or such Subsidiary of any terms or conditions of employment with Acquirer following the Closing Date.

(m) Schedule 2.13(m) of the Company Disclosure Letter sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, annual base salary, target bonus and target commissions, status as exempt/non-exempt.

(n) The Company has made available to Acquirer a true, correct and complete list of all of its and its Subsidiaries’ consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

(o) The Company has made available to Acquirer’s counsel true copies of each of the following: standard forms of offer letters; standard forms of employment agreements and severance agreements; standard forms of services agreements and agreements with current and former consultants and/or advisory board members; all standard forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company and its Subsidiaries (and a true list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance binders, which insurance binders shall provide a complete and correct summary of the underlying insurance policies, providing for the indemnification of any officers or directors of the Company and its Subsidiaries; a summary of Liability for termination payments to current and former directors, officers and employees of the Company and its Subsidiaries; and a schedule of bonus commitments made to employees of the Company and its Subsidiaries.

(p) The Company has delivered to Acquirer true and complete copies of all election statements under Section 83(b) of the Code, if any, that are in the Company’s possession with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

(q) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two (2) years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.

(r) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

2.14. INTERESTED PARTY TRANSACTIONS. None of the officers and directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees or stockholders of the Company or any Subsidiary, nor any immediate family member of an officer, director, employee or stockholder of the Company or any Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any commercial contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any commercial Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties may be bound or affected. To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of stockholders under applicable Legal Requirements.

2.15. INSURANCE. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the police number, the coverage periods, the coverage amount and any applicable deductible as well all material claims made under such policies and bonds during the last three fiscal years. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16. BOOKS AND RECORDS. The Company has delivered or made available to Acquirer or its legal counsel the minute books containing all records of all proceedings, consents, actions and meetings of board of directors and/or any committees thereof or stockholders of Company and its Subsidiaries. The minute books of Company and its Subsidiaries made available to Acquirer contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company and its Subsidiaries that have occurred since inception. All actions that require approval of the board of directors and/or committees thereof or stockholders of Company and its Subsidiaries have been duly approved, as necessary, by the boards of directors and/or committees thereof and stockholders of Company and its Subsidiaries in accordance with Delaware Law and other applicable corporate law.

2.17. MATERIAL CONTRACTS.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 2.17 of the Company Disclosure Letter (with each of such Contracts specifically identified under subsection(s) of such Schedule 2.17 that correspond to the Subsection or Subsections of this Section 2.17(a) applicable to such Contract), neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):

(i) any distributor, subscriber, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a “Reseller Agreement”);

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter;

(iii) any Contract that expires or may be renewed at the option of any Person other than the Company or any Subsidiary so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company or any Subsidiary within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter and standard “click-through” customer contracts in the ordinary course of business;

(iv) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any Contract providing for capital expenditures in excess of $100,000 in the aggregate;

(vi) any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal (other than those related to debt or equity), rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $50,000 per annum;

(viii) any Contract of guarantee, indemnification, assumption or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than indemnification agreements with the Company’s officers and directors, Intellectual Property Rights and other indemnities granted by the Company or any Subsidiary under Standard Inbound IP Agreements and Standard Outbound IP Agreements;

(ix) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(x) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any rights to Third Party Intellectual Property or pursuant to which the Company or any Subsidiary is granted the right to market, resell or distribute any products, technology or services of any Person;

(xi) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than employee invention assignment agreements and consulting agreements with Company Authors on the Company’s standard form of agreement (copies of which have been made available to Acquirer’s counsel);

(xii) any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;

(xiii) (A) any joint venture Contract, (B) other than Reseller Agreements, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $50,000 per annum;

(xiv) any Company Product warranty, other than standard warranties of Company or any Subsidiary included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) of the Company Disclosure Letter;

(xv) any Contract under which the Company or any Subsidiary provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party involving payments to the Company in excess of $50,000, other than standard technical support services for Company Products;

(xvi) any Contract with any investment banker, broker, financial advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xvii) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(xviii) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor (each a “Government Contract”);

(xix) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or a Subsidiary in the ordinary course of business consistent with past practice;

(xx) any settlement agreement or arbitration award;

(xxi) any Contract with any labor union or any collective bargaining agreement or similar agreement with its employees;

(xxii) any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families excluding agreements related to the Company’s equity that are disclosed in or pursuant to Section 2.2 or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length other than those contracts listed on Schedule 2.14 of the Company’s Disclosure Letter;

(xxiii) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Intellectual Property of the Company or any Subsidiary;

(xxiv) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xxv) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase and other rights disclosed on Schedules 2.2(b)-1, 2.2(b)-2 and 2.2(b)-3 of the Company Disclosure Letter; any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Mergers or other transactions contemplated hereunder, either alone or in combination with any other event; or

(xxvi) any other Contract or obligation not listed in clauses (i) through (xxv) that (A) is otherwise material to the Company or its Subsidiaries or their respective businesses, operations, financial condition, properties or assets, or (B) involves the payment to or from the Company or any of its Subsidiaries of an individual amount of $50,000 or more or $100,000 or more in the aggregate and is not cancellable without penalty within thirty (30) days, (C) involves minimum purchase commitments by the Company or any of its Subsidiaries, (D) involves ongoing service or support obligations that are not cancellable without penalty within thirty (30) days, or (E) involves the development or delivery of any customer specified product enhancement or upgrades.

(b) All Material Contracts are in written form. The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and to the Company’s knowledge is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty, termination fee, or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of Government Contracts. Correct and complete copies of all Material Contracts (including all amendments thereto) have been made available to Acquirer prior to the Agreement Date.

2.18. TRANSACTION EXPENSES. Neither the Company nor any Affiliate of the Company is obligated for any Transaction Expenses. All Transaction Expenses are listed in the Company Closing Financial Certificate.

2.19. EXPORT CONTROL LAWS. The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United

States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) the Company and each Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Company and each Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such export licenses or other approvals;

(d) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any material future claims; and

(e) no consents or approvals for the transfer of export licenses to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.20. CUSTOMERS AND SUPPLIERS.

(a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2012 or the 6 month period ended June 30, 2013, was one of the twenty (20) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable in such periods (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction with the Company on the part of any Significant Customer. Each Significant Customer is listed on Schedule 2.20(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any written information from any Significant Customer that such customer shall not continue as a customer of the Company or such Subsidiary (or the Surviving Entity or Acquirer) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Entity or Acquirer). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2012 or the 6 month period ended June 30, 2013, was one of the twenty (20) largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable in such periods (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction with the Company on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.20(b) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any written information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary (or the Surviving Entity or Acquirer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Entity or Acquirer). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

2.21. ACCOUNTS RECEIVABLE. The accounts receivable as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate, arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s and its Subsidiaries’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied. No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 2.21 of the Company Disclosure Letter sets forth an aging of the Company’s and its Subsidiaries’ accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 2.21 of the Company Disclosure Letter sets forth such amounts of accounts receivable of the Company and its Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

2.22. COMPLIANCE WITH REGULATION D; STOCKHOLDERS. The Company is aware, and has advised, or prior to the Closing will have advised, each of its stockholders, that Acquirer Common Stock to be issued pursuant to the Mergers, since issued pursuant to a private placement, will constitute “restricted securities” within the meaning of the Securities Act.

2.23. REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Subject to the disclosures set forth in the disclosure letter of Acquirer delivered to the Company concurrently with the parties’ execution of this Agreement (the “Acquirer Disclosure

Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Acquirer to the Company under this Article 3), and except as set forth in Acquirer SEC Reports (as defined below), Acquirer represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

3.1. ORGANIZATION AND STANDING. Each of Acquirer and Sub I are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquirer has the corporate power to own its properties and conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would result in a material adverse effect on the Acquirer. Neither Acquirer nor Merger Sub I is in violation of any of the provisions of its certificate of incorporation or bylaws. Sub II is a limited liability company duly organized and in good standing under the laws of the State of Delaware. Sub II is not in violation of any of the provisions of its Certificate of Formation or Limited Liability Company Agreement.

3.2. AUTHORITY; NONCONTRAVENTION.

(a) Each of Acquirer and the Merger Subs has all requisite corporate and limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and limited liability company action on the part of Acquirer and the Merger Subs. This Agreement has been duly executed and delivered by each of Acquirer and the Merger Subs and constitutes the valid and binding obligation of Acquirer and the Merger Subs enforceable against each Acquirer and the Merger Subs in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquirer and the Merger Subs do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Acquirer, in each case as amended to date, or (ii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or either Merger Subs’ ability to consummate the Mergers or to perform their respective obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, as provided in Section 1.4, (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (iii) the Form 8-K and Form S-3 as herein contemplated; and (iv) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquirer’s or Merger Subs’ ability to consummate the Mergers or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3. STOCK CONSIDERATION. The shares of Acquirer Common Stock to be issued by Acquirer to the holders of Company Preferred Stock pursuant to the terms of this Agreement and the transactions contemplated by this Agreement have been duly authorized by Acquirer and, when issued and delivered, will be duly and validly issued, fully paid and nonassessable.

3.4. SEC FILINGS; FINANCIAL STATEMENTS.

(a) Acquirer meets the registrant requirements to use, and is eligible to use, Form S-3 for the registration under the Securities Act of the Acquirer Common Stock. Acquirer has filed all forms, reports and documents required to be filed by Acquirer with the SEC in the twelve calendar months preceding the Agreement Date and since the date of this Agreement. All such forms, reports and documents (including those that Acquirer may file subsequent to the Agreement Date) are referred to herein as the “Acquirer SEC Reports.” As of their respective dates, Acquirer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquirer SEC Report that was filed prior to the Agreement Date.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Acquirer SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of Acquirer and its Subsidiaries as at the respective dates thereof and the consolidated results of Acquirer’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

3.5. NO PRIOR OPERATIONS OF MERGER SUBS. Each of the Merger Subs is newly formed and was formed solely for the purpose of effecting the Merger and has not engaged in, and prior to the effective time of the Second Merger, will not have engaged in, any business activities or conducted any operations and prior to the effective time of the Second Merger will have no, nor will it have ever had, assets, liabilities or obligations of any nature, in each case other than in connection with the transactions contemplated hereby and are direct wholly owned subsidiaries of Acquirer. Sub II is, has been at all times and will remain a disregarded entity, disregarded as an entity separate from Acquirer, for U.S. federal income tax purposes.

3.6. FINANCING. Acquirer will have available to it at the Closing and at each Earnout Consideration payment date, sufficient funds to pay in full all amounts payable by Acquirer at such time.

3.7. BROKERS. No broker, finder or investment banker is entitled to any finder’s or other fee or commission in connection with the Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Acquirer or the Merger Subs for which the Company or any Company Securityholder would be liable.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING DATE

4.1. CONDUCT OF BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a) the Company shall, and shall cause each Subsidiary of the Company to, conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer) and in compliance with all applicable Legal Requirements;

(b) the Company shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) each party (other than the Merger Consideration Recipients’ Agent) shall promptly notify the other party of any change, occurrence or event not in the ordinary course of its or any their respective subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article 6 not to be satisfied;

(d) the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Mergers, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract to lapse or terminate by its terms;

(e) the Company shall, and shall cause each Subsidiaries to, maintain each of its leased premises in accordance with the terms of the applicable lease; and

4.2. RESTRICTIONS ON CONDUCT OF BUSINESS OF THE COMPANY AND SUBSIDIARIES. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer, which consent shall not be unreasonably withheld, conditioned or delayed in the case of subsections (c), (e), (j), (k), (l) and (r) of this Section 4.2):

(a) Charter Documents. Cause or permit any amendments to its certificate of incorporation or Bylaws or equivalent organizational or governing documents except as hereby expressly contemplated;

(b) Dividends. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts. Enter into any Contract that would constitute a Material Contract or other Contract requiring a novation or consent in connection with the Merger or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts; provided, however, that this provision shall not require the Company to seek or obtain Acquirer’s consent in order to set or change the prices at which the Company sells products or provides services to customers in the ordinary course of business or otherwise enter into Contracts with customers in the ordinary course of business;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date; (ii) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Warrants that are outstanding as of the Agreement Date and (iii) the repurchase of any shares of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) Employees; Consultants; Independent Contractors.

(i) Hire any additional officers or other employees, or any consultants or independent contractors, other than open positions set forth as of the date hereof on Schedule 4.2 of the Company Disclosure Letter or the hiring of up to five (5) non-officer hires to fill open positions following the Agreement Date after consultation with Acquirer;

(ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary,;

(iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, other than customary compensation increases consistent with past practice in the six months ended June 30, 2013 and disclosed in Section 4.2(e) of the Company Disclosure Letter; or

(iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements).

(f) Loans and Investments.

(i) Make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (other than ordinary course funding to its existing Subsidiaries in order to fund operations in amounts consistent with past practice), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money, or

(ii) incur any indebtedness for borrowed money or guarantee any such indebtedness;

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than under Standard Inbound IP Agreements, Standard Outbound IP Agreements or otherwise in the ordinary course of business consistent with past practices), or transfer or provide a copy of any Company Source Code and Specifications to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code and Specifications to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis, consistent with past practices, or otherwise in the ordinary course of business consistent with past practices);

(h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities;

(i) Dispositions; Acquisitions.

(i) Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing; or

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership.

(j) Leases. Enter into any operating lease or similar transaction other than in the ordinary course of business in amounts not in excess of $50,000 individually or $100,000 in the aggregate.

(k) Payment of Obligations. Pay, discharge or satisfy any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice.

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate.

(m) Insurance. Materially change the amount of any insurance coverage.

(n) Termination or Waiver. Cancel, release or waive any material claims or rights held by it.

(o) Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan (other than the Company’s Option Plans), or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder except to the extent necessary to meet the requirements of such Section or Notice, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than customary annual compensation increases consistent with past practice paid in the first half of each year and as disclosed in Section 4.2(o) of the Company Disclosure Letter or pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(o) of the Company Disclosure Letter), or add any new members to the Company Board or to the board of directors of any Subsidiary.

(p) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Company Disclosure Letter);

(q) Lawsuits; Settlements.

(i) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement, or

(ii) settle or agree to settle any pending or threatened lawsuit or other dispute.

(r) Accounting; Taxes. (A) Change financial accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer, or (B) make or change any election in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind or (C) accelerate the collection of any accounts receivable (or give anything of value to induce same) or take any other action (outside the ordinary course of business consistent with past practice) intended to impact the calculation required under Section 1.16;

(s) Real Property; Encumbrances. Enter into any agreement for the purchase, sale or lease of any real property, or place or allow the creation of any Encumbrance (other than Permitted Encumbrances) on any of its properties;

(t) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice;

(u) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.14 of the Company Disclosure Letter; and

(v) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (u) in this Section 4.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or materially incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1. STOCKHOLDER APPROVAL AND BOARD RECOMMENDATION.

(a) The Company shall use commercially reasonable efforts in accordance with this Agreement, Delaware Law, its certificate of incorporation and its Bylaws to secure the Company Stockholder Approval. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or in the event that the Company Board withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. The Company shall obtain an executed Company Stockholder Consent, Stockholder Agreement and applicable Investor Representation Letter from each Company Stockholder listed on Exhibit B-1 promptly, and in any event within four (4) hours following the execution and delivery of this Agreement by the Company. Promptly upon receipt of the executed Company Stockholder Consent from sufficient Company Stockholders to secure the Company Stockholder Approval, the Company shall deliver copies thereof to Acquirer.

(b) (i) The Company’s Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the approval of the Mergers and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company’s stockholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company’s stockholders vote in favor of the approval of the Mergers and adoption of this Agreement pursuant to the Company Stockholder Consent (such document, the “Information Statement”) and effectively notifying the Company Stockholders of any appraisal rights they may have with respect to the Mergers pursuant to Section 262 of the Delaware Law; and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement and the approval of the Restated Charter. Prior to the earlier of the fifth (5th) Business Day after signing this Agreement or soliciting a stockholder consent to the Mergers from any Company Securityholder other than those listed on Schedule B-1 or that are Company Principal Stockholders, the Company shall distribute, to the holders of Company Capital Stock on the applicable record date, an Information Statement, and prior to so doing shall provide Acquirer with a draft thereof and an opportunity to comment thereon.

(c) Immediately after execution of this Agreement, the Company shall solicit from each Company Optionholder an executed Optionholder Agreement and from each Company Warrantholder other than the Excluded Company Warrantholders, an executed

Warrantholder Agreement. The Company shall take all action necessary under the Company’s Certificate of Incorporation and Bylaws, Delaware Law and all applicable Legal Requirements to solicit the vote of the stockholders of the Company entitled to vote upon this Agreement, the Merger and the other matters contemplated in this Agreement. The Company shall ensure that the Required Company Stockholder Vote is obtained in compliance with the Company’s Certificate of Incorporation and Bylaws, Delaware Law and all applicable Legal Requirements. Promptly after obtaining the Required Company Stockholder Vote, the Company shall prepare and mail to every Company Stockholder as of the record date determined by the Company for the Stockholder Consent who has not provided an executed Stockholder Consent the notice required by Section 228 of Delaware Law.

5.2. NO SOLICITATION.

(a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Article 7, neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Mergers. Each of the Company and its Subsidiaries will promptly cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

(b) “Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or any of its Subsidiaries, or from the Company Stockholders, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

(c) “Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(d) The Company shall promptly notify Acquirer orally and in writing after receipt by the Company and/or any Subsidiary (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Acquirer. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

5.3. CONFIDENTIALITY; PUBLIC DISCLOSURE.

(a) The parties hereto acknowledge that Acquirer and the Company have previously executed a Confidentiality and Standstill Agreement with respect to a Potential Business Combination, effective as of August 23, 2013 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. The Merger Consideration Recipients’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Merger Consideration Recipients’ Agent were a party thereto; provided that the Merger Consideration Recipients’ Agent shall not be required to return or destroy any confidential information prior to such time as the Merger Consideration Recipients’ Agent’s responsibilities hereunder are complete.

(b) The Company shall not, and the Company shall cause each Subsidiary and each Merger Consideration Recipients’ Agent not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, (i) Acquirer and the Company shall mutually agree on the content of the joint press release announcing the Mergers and thereafter Acquirer may make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may determine is reasonably appropriate and (ii) following the Agreement Date the Company and its representatives may discuss this Agreement and the transactions contemplated hereby with Company Securityholders and other parties in connection with seeking the consents and approvals contemplated herein.

(c) Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following the Closing, the Merger Consideration Recipients’ Agent shall be permitted to: (i) after the public announcement of the Mergers, publicly announce that it has been engaged to serve as the Merger Consideration Recipients’ Agent in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors or consultants of the Merger Consideration Recipients’ Agent and to the Effective Time Holders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 5.3 or (B) are bound by obligations of confidentiality to the Merger Consideration Recipients’ Agent of at least as high a standard as those imposed on the Merger Consideration Recipients’ Agent under this Section 5.3.

5.4. EFFORTS TO EFFECT CLOSING.

(a) Each of the parties hereto will use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Mergers and the other transactions contemplated hereby.

(b) Company will use its commercially reasonable best efforts to (i) cause all Company Stockholders to agree to be bound by the indemnity provisions hereof by signing either a Company Stockholder Agreement in the case of the Company Stockholders listed on Exhibit B-1 or Company Principal Stockholders or a Joinder Agreement for all others; (ii) cause all holders of Company Preferred Stock to re-confirm “accredited investor” status and required representations to provide applicable securities exemptions for the stock issuances in connection with the First Merger and, if requested by Acquirer, cause all holders of Company Preferred Stock that are individuals or trusts to have completed an accreditation questionnaire in form reasonably requested by Acquirer; (iii) cause the Holders of not less than 92.5% of the voting power of all Company Capital Stock to agree to waive dissenters’ rights as to the Mergers by signing the Company Stockholder Consent, Company Stockholder Agreement or Joinder Agreement; (iv) cause all Company Principal Stockholders to sign an Investment Representation Letter and Lock-Up Agreement in substantially the form attached hereto as Exhibit C-2A and all other holders of Company Preferred Stock to sign an Investment Representation Letter in substantially the form attached hereto as Exhibit C-2B; (v) cause each Company Stockholder that did not sign a Company Stockholder Agreement to sign a Joinder Agreement; and (vi) cause each of the Company Optionholders and Company Warrantholders (other than the Excluded Company Warrantholders) to sign an Optionholder Agreement and/or Warrantholder Agreement (as applicable, based on the securities of the Company held by such holder immediately prior to the Effective Time).

5.5. THIRD PARTY CONSENTS; NOTICES.

(a) The Company shall use reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Exhibit I hereto (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Exhibit I hereto if entered into prior to the Agreement Date).

(b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.6. LITIGATION. Each party (other than the Merger Consideration Recipients’ Agent) will (i) notify the other party in writing promptly after learning of any Legal Proceeding initiated by or against it or any of its Subsidiaries, or known by the such to be threatened against such party, any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), and (ii) notify the other party of ongoing material developments in any New Litigation Claim. The Company will consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

5.7. ACCESS TO INFORMATION. During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article 7 and the Closing, the Company shall afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours to (a) all of the Company’s and each of its Subsidiaries’ properties, books, Contracts and records, (b) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Acquirer may reasonably request and (c) the Company’s auditors in connection with the review of the Audited Closing Financial Statements and access to such Audited Closing Financial Statements in draft form and the confirmation of the accuracy of the Company’s representation in Section 2.4(v) and any efforts that Acquirer may request to remedy any deficiency therein at the Closing. No information or knowledge obtained by Acquirer during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.8. EXPENSES. Except as otherwise specifically provided herein with respect to payment of expenses post-Closing, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.

5.9. EMPLOYEES AND CONTRACTORS.

(a) With respect to any Offered Employees, the Company shall use commercially reasonable efforts to assist Acquirer with its efforts to enter into Employment Documents with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date. Notwithstanding any of the foregoing, neither Acquirer, Sub I nor Sub II (including the First Step Surviving Corporation and the Final Surviving LLC) shall have any obligation to make an offer of employment to any employee of the Company (other than the Employment Documents previously extended to and executed by the Tier 1 Key Employees and Tier 2 Key Employees on the Agreement Date). The Company will not, and shall cause each of its Subsidiaries not to, send any notices or other communication materials to any of their respective employees that may reasonably be expected to adversely affect Acquirer’s attempt to hire or retain such employees, without Acquirer’s prior written consent. Effective no later than immediately prior to the Closing, the Company shall, and shall cause its Subsidiaries to, terminate the employment of each of those Company and Subsidiary employees and officers who have not received an offer of continued employment with the First Step Surviving Corporation, the Final Surviving LLC or Acquirer prior to the Closing Date (the “Designated Employees”), subject to payment of the severance amounts contemplated by Section 1.16.

(b) The Company shall use commercially reasonable efforts to retain each of the Offered Employees and to cause such Persons to enter into an employment agreements with Acquirer (or its designee) prior to the Closing.

(c) Acquirer shall use commercially reasonable efforts to permit Continuing Employees to enroll in Acquirer’s employee benefit plans, programs, policies and arrangements (the “Acquirer Plans”) on substantially similar terms applicable to employees of Acquirer who are similarly situated based on levels of responsibility, to the extent permitted by the terms of the applicable Acquirer Plans. Effective as of, and following, the Closing, Acquirer and its subsidiaries will provide credit for each Continuing Employee’s length of service with the Company (including any length of service with any subsidiary of the Company) for all purposes (including eligibility, vesting and benefit accrual) under each Acquirer Plan, except that such prior service credit will not be required (i) with respect to accrued benefits under any defined benefit pension plan, (ii) to the extent that it results in a duplication of benefits, (iii) with respect to the vesting of awards under Acquirer’s equity compensation plans, if any, or (iv) with respect to personal time, vacation time, or sick time accrual, to the extent the amount of such accruals exceeds 320 hours creditable by Acquirer following the Closing. Section 5.8 and Section 5.9 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) be construed to mean the employment of the Continuing Employees is not terminable by Acquirer at will at any time, with or without cause, for any reason or no reason (other than as may be set forth in an employment agreement with the Continuing Employee) or (c) amend any ERISA plan or create any third party rights of causes of action for any person

(including any employee representative, union, or labor organization). The Continuing Employees will not be third party beneficiaries of this Section 5.9 and Section 5.11.

5.10. CONFIRMATORY INTELLECTUAL PROPERTY ASSIGNMENTS. Prior to the Closing, the Company shall exercise commercially reasonable efforts to obtain confirmatory assignments of Intellectual Property from (1) those of the Company’s current and former employees and independent contractors and consultants identified on Schedule 5.10; and (2) all inventors, authors or owners of Company Registered Intellectual Property (such assignments making explicit reference to each specific corresponding item of Company Registered Intellectual Property), in each case in a form that is reasonably acceptable to Acquirer, and provide copies of such assignments to Acquirer if not previously provided to Acquirer

5.11. TERMINATION OF BENEFIT PLANS. Effective as of the day immediately preceding the Closing Date, the Company shall adopt resolutions of the its Board of Directors terminating the Company 401(k) Plan (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such plan shall not be terminated). Unless Acquirer provides such written notice to the Company, no later than two (2) Business Days prior to the Closing Date, the Company shall provide Acquirer with evidence of such resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Acquirer. Acquirer shall use commercially reasonable efforts to cause a retirement plan maintained by it or one of its Affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions, on behalf of the Continuing Employees, of account balances maintained by them under any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code.

5.12. SECTION 280G STOCKHOLDER APPROVAL. The Company shall submit to Company Stockholders for approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all bonuses, termination payment, accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be sought in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.13. PARACHUTE PAYMENT WAIVERS. The Company shall use commercially reasonable efforts to obtain and deliver to Acquirer, prior to the initiation of the requisite stockholder approval procedure under Section 5.13, a Parachute Payment Waiver in substantially the form attached hereto as Exhibit H from each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.13, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code.

5.14. TERMINATION OF FINANCING STATEMENTS. Subject to the provisions of Section 5.20, the Company shall take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired, and to obtain evidence satisfactory to Acquirer that all filings with the USPTO evidencing a security interest in the Company’s patents in favor of Silicon Valley Bank have been released and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of the Company shall be released prior to or simultaneously with the Closing.

5.15. INSURANCE. Prior to the Closing, the Company may obtain up to a six year prepaid “tail policy” for its current and former directors and officers (“Indemnified D&Os”) with coverage amounts as the Company may determine in its sole discretion prior to the Closing; provided, however, that the fees and expenses associated with such “tail policy” for the term of such tail policy (“Tail Policy Premium”) shall be treated as a Transaction Expense for purposes of calculating Adjusted Net Closing Consideration, the Aggregate Net Adjustment Amount and Applicable Net Cash, as applicable without duplication, which shall be reflected in the Company Closing Financial Certificate. Acquirer shall cause the Surviving Entity to cause to be maintained in effect such “tail policy” during such six year period. Acquirer will not, or will cause the Company not to, cancel or change such insurance policies in any respect. This Section 5.13 is intended to be for the benefit of, and shall be enforceable by, the Indemnified D&Os, their heirs and personal representatives, and shall survive the consummation of the Mergers from and after the Effective Time, to benefit the Indemnified D&Os. In the event Acquirer or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Acquirer and the Surviving Entity shall use their best efforts to ensure proper provision shall be made so that the successors and assigns of Acquirer or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 5.15.

5.16. DIRECTOR AND OFFICER INDEMNIFICATION. For a period of six years following the Effective Time, Acquirer shall, or shall cause the Company to, fulfill the obligations of the Company to indemnify each Person who is or was a director or officer of the Company against any losses such Person may incur based upon matters existing or occurring prior to the Closing pursuant to any applicable indemnification agreement as in effect on the Agreement Date and pursuant to the terms of the Company’s certificate of incorporation, bylaws and other organizational documents as in effect on the date of this Agreement.

5.17. TAX MATTERS. The following provisions shall govern the allocation of responsibility and payment of Taxes as between Acquirer, the Company and the Merger Consideration Recipients’ Agent (on behalf of the Effective Time Holders) for certain Tax matters prior to and following the Closing Date:

(a) Between the date of this Agreement and the Closing Date, the Company and its Subsidiaries shall prepare, or cause to be prepared, and file or cause to be filed, on a timely basis, all Tax Returns that are required to be filed (taking account of extensions) on or prior to the Closing Date and shall pay all Taxes with respect thereto; provided, however, the

Company shall provide a copy of any income and other material Tax Return to Acquirer for its review and comment no later than fifteen (15) days before the date on which such Tax Return is due, and no such Tax Return shall be filed without consent of Acquirer, which consent shall not be unreasonably withheld or delayed.

(b) Acquirer shall prepare, or cause to be prepared, and file or cause to be filed, on a timely basis, all Tax Returns for the Company and its Subsidiaries that relate to all Tax periods ending before the Closing and that are required to be filed after the Closing Date (taking account of extensions).

(c) Acquirer shall prepare or cause to be prepared and file or cause to be filed, on a timely basis, all Tax Returns for the Company and its Subsidiaries for all Straddle Periods.

(d) Unless the Merger Consideration Recipients’ Agent and Acquirer otherwise agree in writing, all Tax Returns required to be prepared and filed under Section 5.16 (a), (b) and (c) shall be prepared consistent with past practices (for the most recent Tax periods for which Tax Returns involving similar matters have been filed) unless otherwise required by applicable Legal Requirements. For any Tax Return of the Company or any Subsidiary of the Company prepared by or on behalf of Acquirer that includes a Pre-Closing Period or Straddle Period, including an amended Tax Return, which shows Taxes that are due and for which Acquirer expects to make a claim for indemnification, Acquirer shall provide a draft of such Tax Return to Merger Consideration Recipients’ Agent for its review and comment at least thirty (30) days prior to the date on which such Tax Return is to be filed.

(e) The filing of any amended Return of the Company or any Subsidiary of the Company covering any period prior to the Closing Date, the Straddle Period or any post-Closing period will not in itself be the basis of any indemnification claim.

(f) If, subsequent to the Closing, Acquirer, Company or any Subsidiary or Affiliate thereof shall receive written notice of an audit, examination, claim, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, proposed adjustment, dispute or controversy relating to Taxes (each, a “Tax Contest”) with respect to Taxes the payment of which is the responsibility of the Company or the Effective Time Holders or for which the Effective Time Holders would have an indemnification obligation, Acquirer shall promptly notify the Merger Consideration Recipients’ Agent in writing of such Tax Contest, provided that the failure of Acquirer to give such notice shall not relieve the Effective Time Holders of their indemnification obligations, except to the extent that they or the Merger Consideration Recipients’ Agent can demonstrate actual loss and prejudice as a result of such failure. Acquirer shall timely keep the Merger Consideration Recipients’ Agent reasonably informed of the progress of such Tax Contest.

(g) In the event that Acquirer or the Company or any of its Subsidiaries propose to compromise or settle any Tax claim, or Tax Contest or otherwise agree to any Tax liability relating to the Company or any of its Subsidiaries for any Pre-Closing Period or that could otherwise give rise to Indemnifiable Damages under this Agreement, the Merger Consideration Recipients’ Agent shall have the right to review such proposed compromise, settlement, consent, agreement or amendment. Section 8.4(e) shall apply to any Tax Contest.

(h) Each of Merger Consideration Recipients’ Agent, on the one hand, and Acquirer, the Company and any Subsidiary or Affiliate of Acquirer or the Company, on the other hand, shall: (a) provide assistance to the other party as reasonably requested in preparing and filing Tax Returns or determining any Tax liability or right to refund, in each case, for any Pre-Closing Period or Straddle Period, (b) make available to the other party as reasonably requested all information, records, and documents relating to Taxes concerning the Company and its Subsidiaries for Pre-Closing Periods and Straddle Periods , and (c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other party of any Tax Return. Each of Merger Consideration Recipients’ Agent, Acquirer, the Company and any Subsidiary or Affiliate of Acquirer or the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax Contest. Such cooperation shall include retaining all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries until the expiration of the applicable statutes of limitation (taking into account any extensions thereof) of the respective taxable periods, and abiding by all record retention agreements with any Tax authority and, upon a party’s reasonable request, providing records and information that are reasonably relevant to any Tax Contest, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to any such request.

(i) Except for any real, personal and intangible property Taxes or similar ad valorem Taxes (“Property Taxes”) and as otherwise provided herein, the Taxes of the Company or its business, assets or activities for that portion of any Straddle Period ending on the Closing Date shall be computed on a “closing-of-the-books” basis as if such Tax period ended as of the close of business on the Closing Date, and the Taxes of the Company or its business, assets or activities for that portion of any Straddle Period beginning after the Closing Date shall be computed on a “closing-of-the-books” basis as if such Tax period began on the day after the Closing Date. Property Taxes of the Company for any Straddle Period shall be computed on a per diem basis and allocated between the period ended as of the close of business on the Closing Date and the period beginning after the Closing Date based on the number of days in such periods divided by the total number of days in the relevant Straddle Period.

(j) Unless otherwise required by law, absent the consent of the Merger Consideration Recipients’ Agent, the parties shall report the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any position inconsistent therewith.

(k) For the portion of the calendar day after the Effective Time, other than transactions expressly contemplated hereby, Acquirer shall cause the Company and its Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted (and, for the avoidance of doubt, none of Acquirer, the Company or their Affiliates shall be permitted to make an election pursuant to Section 338 of the Code with respect to the Company or any Subsidiary for any Pre-Closing Period or Straddle Period).

(l) The Effective Time Holders shall be responsible for the payment of all transfer, documentary, sales, use, stamp, excise, registration, documentary transfer, real estate transfer or gain, and other such similar Taxes and fees, including any Indian Taxes imposed on Acquirer, the Merger Subs or the Company because the Mergers cause a taxable transfer of the

Indian subsidiary of the Company (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated by this Agreement. The applicable Person shall prepare all necessary Tax Returns and other documentation that it is required to prepare under applicable Legal Requirements with respect to all such Transfer Taxes.

(m) Subject to Section 8.1(i), the Company will, and will instruct its accountants to, cooperate as reasonably required in assisting Acquirer to complete its review and analysis of the application of Section 382 of the Code to the net operating loss carryforwards of the Company prior to giving effect to the Mergers (including the report delivered by Company under Section 1.3(a)(xviii).

5.18. REGULATORY APPROVALS.

(a) Acquirer shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or other applicable federal, state or foreign antitrust law) or other document that may be necessary in order to obtain the expiration or termination of any applicable waiting period or the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which the Company may reasonably request, in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement. Acquirer shall use commercially reasonable efforts to obtain, and to cooperate with the Company to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquirer, the Surviving Entity or the Company with respect to such authorizations, approvals and consents. Acquirer shall promptly inform the Company of any material communication between Acquirer and any Governmental Entity regarding the Mergers or any other transaction contemplated by this Agreement. If Acquirer or any of its Affiliates receives any formal or informal request for information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then Acquirer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquirer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.

(b) The Company shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or other applicable federal, state or foreign antitrust law) or other document that may be necessary in order to obtain the expiration or termination of any applicable waiting period or the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to cooperate with Acquirer to promptly obtain, all such authorizations, approvals and consents and shall pay, subject to the provisions of Section 5.8, any expenses fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquirer of any material communication between the Company and any Governmental Entity regarding the Mergers or any other transaction contemplated by this Agreement. If the Company or any of its Affiliates receives any formal or informal request for information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Acquirer.

(c) Notwithstanding anything to the contrary contained in this Agreement, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any federal, state or foreign laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) Acquirer shall not have any obligation to litigate or contest or remove any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquirer shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer, the Company or any of their respective Subsidiaries or Affiliates, (B) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own or exercise control of such assets, (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock, or (D) any other limitation on the complete and absolute authority of Acquirer to cause the Surviving Entity and each of its subsidiaries to operate its business and conduct its affairs as determined in Acquirer’s sole and absolute discretion (each of the restraints or limitations referred to in clauses “(A)” through “(D)” above being referred to herein as, an “Antitrust Restraint”). Nothing in this Section 5.18 shall limit Acquirer’s or the Company’s right to terminate this Agreement pursuant to Section 7.1(b) if Acquirer or the Company, as applicable, has, until such date, complied in all material respects with its obligations under this Section 5.18.

5.19. EARNOUT.

(a) Definitions. As used in this Section 5.19, the following terms have the following meanings:

(i) “Current Price” means, with respect to a Measurement Period, the greater of (a) the average of the closing price of Acquirer Common Stock as reported by NASDAQ for the sixty (60) trading days ending on the date that is three (3) trading days prior to the date that an Earnout Payment for such Measurement Period is finally determined pursuant to Section 5.19(e) hereof and (b) 80% of the Reference Price.

(ii) “Company Sensor IP” means fingerprint sensor technology owned by the Company immediately prior to the Closing, or any derivative thereof.

(iii) “Earnout Consideration” means collectively, the Mobile Unit Earnout Consideration and the Post **** Earnout Consideration, each as defined below.

(iv) “License” means the grant of a right by Acquirer after the Closing, under the Company Sensor IP, to manufacture, have manufactured, sell, distribute or import for the Licensee’s own account and not for the account of Acquirer any **** Unit (including any **** Mobile Unit), excluding for the avoidance of doubt any grant of such right with respect to a **** Unit.

(v) “License Agreement” means an agreement entered into by Acquirer after the Closing pursuant to which Acquirer grants a License.

(vi) “License Payment” means any payment made to Acquirer by a Licensee in exchange for a License under a License Agreement, whether structured as an up-front or installment payment or as a per Unit (or per Mobile Unit) royalty.

(vii) “Licensee” means any party to a License Agreement that is granted a License.

(viii) “Licensee Mobile Unit” means any **** Unit that a Licensee manufactures, has manufactured, sells, distributes or imports pursuant to a License where such **** Unit is to be, and ultimately is, sold for use in smartphone and tablet end products.

(ix) “Licensee Unit” means any **** Unit that a Licensee manufactures, has manufactured, sells, distributes or imports pursuant to a License.

(x) “Licensing Revenues” means any revenue recognized by Acquirer (in accordance with GAAP, as historically applied by Acquirer) due solely to any License Payment; and for the avoidance of doubt, Licensing Revenues does not include any amounts paid to Acquirer for support or maintenance services or engineering or development services.

(xi) “Mobile Unit” is a Unit that is sold or licensed for use in smartphone and tablet end products (including tablet end products that have capability of attaching to a keyboard but excluding, for the avoidance of doubt, laptops that transform into tablets).

(xii) “Mobile Unit Licensing Revenues” means any Licensing Revenues related to Licensee Mobile Units.

(xiii) “Sale” means the sale and delivery by or for the account of Acquirer of a Unit to an OEM or end customer (including such sales and delivery by a contract manufacturer for Acquirer), even if the purchaser in such transaction receives rights in the Company Sensor IP to permit such purchaser to modify such Unit or to sell, distribute or import such Unit alone or with such purchaser’s other products.

(xiv) “Unit” means each single implementation, in any device, of Company Sensor IP, whether implemented as a module, standalone sensor, standalone integrated circuit or otherwise incorporated as a physical die or intellectual property block in a touchscreen, touchpad, System in Package or System on Chip.

(xv) “Unit Licensing Revenues” means any Licensing Revenues related to Licensee Units and includes, without double counting, Mobile Unit Licensing Revenues.

(xvi)****.

(b) Mobile Unit Earnout. Subject to Acquirer’s set-off rights under Article 8, the mobile unit earnout consideration (the “Mobile Unit Earnout Consideration”) to be potentially paid to the Effective Time Holders by Acquirer will be an amount equal to up to $40,000,000 in the form of an earnout based on revenues recognized by Acquirer (in accordance with GAAP, as historically applied by Acquirer) with respect to Sales of Mobile Units, net of returns, samples, allowances and/or other customary revenue adjustments or reversals made by Acquirer, or Mobile Unit Licensing Revenues recognized by Acquirer, in each case from Closing through December 31, 2014 (“Mobile Unit Earnout Period”), as follows:

(i) The Mobile Unit Earnout Consideration will be paid for Sales of Mobile Units during the Mobile Earnout Period (i) at a rate of **** per **** Mobile Unit sold (i.e., as to which revenue is recognized by Acquirer) that is within the first **** Mobile Units as to which revenue is recognized by Acquirer during the Mobile Unit Earnout Period and (ii) at a rate of **** per **** Mobile Unit sold (i.e., as to which revenue is recognized by Acquirer) that is within the first **** Mobile Units as to which revenue is recognized by Acquirer during the Mobile Unit Earnout Period, provided that, for the avoidance of doubt, in no case will a Mobile Unit generate both a **** and a **** earnout payment.

(ii) The Mobile Unit Earnout Consideration will be paid with respect to Mobile Unit Licensing Revenue that is recognized by Acquirer during the Mobile Unit Earnout Period at the rate of **** of Mobile Unit Licensing Revenue so recognized.

In no event will the Mobile Earnout Consideration payable from Sales of Mobile Units and with respect to Mobile Unit Licensing Revenue during the Mobile Unit Earnout Period exceed $40,000,000. Licensee Mobile Units manufactured, sold or distributed by Licensees will not count against the **** Mobile Unit ceiling set forth in Section 5.19(b)(i) and shall not count with respect to achievement of the **** Threshold. The Mobile Unit Earnout Consideration, if any, will be paid by the date provided in Section 5.19(g) following the end of each fiscal quarter during the Mobile Unit Earnout Period in which revenues from Sales of Mobile Units or Mobile Unit Licensing Revenue are recognized by Acquirer (subject to the resolution of any disputes pursuant to the dispute resolution procedure set forth in Section 5.19(e) and Section 9.8). Acquirer disclaims any, and shall have no, express or implied obligation to exercise best efforts to achieve or maximize Mobile Unit Earnout Consideration.

(c) Post **** Earnout. Subject to Acquirer’s set-off rights under Article 8, the post **** earnout consideration (the “Post **** Earnout Consideration”) to be potentially paid to the Effective Time Holders by Acquirer will be up to an additional $122,500,000 in the form of an earnout based on revenues recognized by Acquirer (in accordance with GAAP, as historically applied by Acquirer) with respect to Sales of Units, net of returns, samples, allowances and/or other customary revenue adjustments or reversals, made by Acquirer or from Unit Licensing Revenues recognized by Acquirer from Closing through

March 31, 2016 (“Post **** Earnout Period”), but in either case, only from and after the time that Acquirer has recognized revenue from Sales of the first **** Units during the Post **** Earnout Period (the “**** Threshold”) as follows:

(i) The Post **** Earnout Consideration will be paid for Sales of Units in excess of the **** Threshold (i) at a rate of ****    per **** Unit sold (i.e., as to which revenue is recognized) by Acquirer and (ii) at a rate of **** per **** Unit sold (i.e., as to which revenue is recognized by Acquirer) that in each case is in excess of the **** Threshold during the Post **** Earnout Period, provided that, for the avoidance of doubt, in no case will a Unit generate both a **** and a **** earnout payment.

(ii) The Post **** Earnout Consideration will be paid with respect to Unit Licensing Revenue that is recognized during the Post **** Earnout Period after the **** Threshold has been satisfied at the rate of **** of Unit Licensing Revenue so recognized, provided, however, that for the purposes of this calculation, all Mobile Unit Licensing Revenue for which Mobile Earnout Consideration is payable pursuant to Section 5.19(b)(ii) shall be excluded from Unit Licensing Revenue under this Section 5.19(c)(ii).

In no event will the Post **** Earnout Consideration payable from Sales of Mobile Units and with respect to Unit Licensing Revenue recognized during the Post **** Earnout Period exceed $122,500,000. For the avoidance of doubt, in no event will any single Mobile Unit or Unit give rise to both Mobile Unit Earnout Consideration and Post **** Earnout Consideration; however, Sales of Mobile Units will count for purposes of satisfying the **** Threshold. No credit will be given with respect to satisfaction of the **** Threshold with respect to Licensee Units manufactured, sold or distributed by Licensees. The Post **** Earnout Consideration, if any, will be paid by the date provided in Section 5.19(g) following the end of each fiscal quarter during the Post **** Earnout Period in which revenues from Units are recognized by Acquirer (subject to the resolution of any disputes pursuant to the dispute resolution procedure set forth in Section 5.19(e) and Section 9.8). Acquirer disclaims any, and shall have no, express or implied obligation to exercise best efforts to achieve or maximize Post **** Earnout Consideration.

(d) Set-off Rights. Notwithstanding any other provision of this Section 5.19, any Earnout Consideration payment is subject to Acquirer’s right to set off against that Earnout Consideration to recover Indemnifiable Damages related to Fundamental Claims and Set-off Claims pursuant to and subject to the limitations set out in Article 8.

(e) Calculation of Earnout Consideration; Dispute Resolution. Each calendar quarter during the Mobile Unit Earnout Period or during the Post **** Earnout Period is herein referred to as the “Measurement Period.” Within sixty (60) calendar days after the expiration of each applicable Measurement Period, Acquirer shall prepare and deliver to the Merger Consideration Recipients’ Agent a statement setting forth in reasonable detail Acquirer’s good faith calculation of the applicable Earnout Consideration due for that Measurement Period, as well as any proposed set-off under Article 8 and the basis therefor (the “Earnout Amount Calculation Statements”). Acquirer shall afford to the Merger Consideration Recipients’ Agent reasonable access during normal business hours (subject to the Merger Consideration Recipients’ Agent agreeing to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Merger Consideration Recipients’ Agent were a party thereto), and upon reasonable notice after delivery of each Earnout Amount Calculation Statement by Acquirer to the Merger Consideration Recipients’ Agent, to the books of account and records used by Acquirer to prepare such Earnout Amount Calculation Statement for purposes of the Merger Consideration Recipients’ Agent verifying the calculation of the applicable Earnout Consideration (which shall be provided to the Merger Consideration Recipients’ Agent in electronic format to the extent reasonably available). The Merger Consideration Recipients’ Agent shall notify Acquirer in writing within thirty (30) Business Days of receipt of an Earnout Amount Calculation Statement as to whether the Merger Consideration Recipients’ Agent disputes the determination of the Earnout Consideration, setting forth in reasonable detail the specific items in dispute and the basis for the dispute (an “Earnout Payment Dispute Notice”), and for clarity, a communication from the Merger Consideration Recipients’ Agent that does not dispute the amount or method of calculation of the Earnount Consideration set forth in an Earnout Calculation Statement but disputes any right of set-off under Article 8 for Indemnifiable Damages shall not be an Earnout Payment Dispute Notice for the purposes of this Section 5.19(e), and any such dispute shall be resolved solely as set forth in Article 8. If (i) the Merger Consideration Recipients’ Agent does not deliver an Earnout Payment Dispute Notice within thirty (30) Business Days of receipt of an Earnout Amount Calculation Statement, or (ii) the Merger Consideration Recipients’ Agent accepts the amounts set forth in an Earnout Amount Calculation Statement in writing (the earlier of (i) or (ii) the “Preliminary Resolution Date”), the Earnout Consideration calculations (as applicable) as contained in such Earnout Amount Calculation Statement shall be deemed final and binding on Acquirer, the Merger Consideration Recipients’ Agent and the Effective Time Holders. In the event an Earnout Payment Dispute Notice is delivered, Acquirer and the Merger Consideration Recipients’ Agent (or the designated representative of the Merger Consideration Recipients’ Agent) shall meet within twenty (20) Business Days of the delivery of such Earnout Payment Dispute Notice to attempt to resolve such dispute in good faith. If a final resolution of such dispute is reached as reflected in an agreement in writing, the agreed upon Earnout Consideration shall be deemed final and binding on Acquirer, the Merger Consideration Recipients’ Agent and the Effective Time Holders (the date thereof, the “Party Resolution Date”). If no final resolution is reached within twenty (20) Business Days of the delivery of such Earnout Payment Dispute Notice after good faith negotiation, either Acquirer or the Merger Consideration Recipients’ Agent may require that the dispute (other than a dispute as to the calculation of any aspect of the applicable Earnout Amount Calculation Statement) be resolved in accordance with the dispute resolution mechanism set forth in Section 9.8 (the date of such resolution, the “Arbitration Resolution Date”); provided, however, that if the dispute relates to the method of calculation of any aspect of the applicable Earnout Amount Calculation Statement, the parties shall engage an auditing firm mutually acceptable to Acquirer and the Merger Consideration Recipients’ Agent (the “Reviewing Accountant”) and the parties shall submit the dispute to the Reviewing Accountant for final resolution. The Reviewing Accountants shall be authorized only to arbitrate the calculation of Earnout Consideration and the underlying accounting basis, but shall not have any authority to arbitrate any other dispute relating to the matters addressed in this Section 5.19. The Reviewing Accountants shall be instructed to review the applicable Earnout Amount Calculation Statement, the Earnout Payment Dispute Notice and all work papers related thereto to determine the Earnout Consideration and use every reasonable effort to determine such amounts within sixty (60) days after the submission of such dispute to it, and in any event, as soon as practicable. The

Reviewing Accountant shall not undertake any review of any matters not specifically identified by the Merger Consideration Recipients’ Agent as being in dispute in the Earnout Payment Dispute Notice and shall only decide the specific items under dispute by the parties and solely in accordance with the terms of this Agreement. The Reviewing Accountants’ determination shall be based solely on presentations by Acquirer and the Merger Consideration Recipients’ Agent and an independent review by the Reviewing Accountants of the books and records of Acquirer and on the definitions and other terms included herein. The Reviewing Accountants shall set out the resolution of the dispute in writing, which shall be conclusive and binding on Acquirer, the Merger Consideration Recipients’ Agent and the Effective Time Holders (“Accountant Resolution Date”). The costs and expenses of the Reviewing Accountants shall be borne (i) by Acquirer if the difference between the Earnout Consideration as determined by Acquirer and as determined by the Reviewing Accountants is greater than the difference between the Earnout Consideration as determined by the Merger Consideration Recipients’ Agent and as determined by the Reviewing Accountants or (ii) by the Merger Consideration Recipients’ Agent (on behalf of the Effective Time Holders to be allocated among them on the basis of each such Merger Consideration Recipient’s Pro Rata Escrow Percentage set out in the Spreadsheet) if the difference between the Earnout Consideration as determined by Acquirer and as determined by the Reviewing Accountants is lower than the difference between the Earnout Consideration as determined by the Merger Consideration Recipients’ Agent and as determined by the Reviewing Accountants, or (iii) 50% by Acquirer and 50% by the Merger Consideration Recipient (to be allocated among them on the basis of each Merger Consideration Recipient’s Pro Rata Share of the merger consideration received by all of the Effective Time Holders under this Agreement), in any other case.

(f) The Earnout Consideration, once it becomes payable hereunder, shall be paid to the Eligible Effective Time Holders as provided in Section 1.8(a), subject to set-off as provided in Article 8, as follows:

(i) Earnout Payments in Acquirer Common Stock – Series C-2B Liquidation Preference. Initially, the Earnout Consideration shall be paid to Eligible Effective Time Holders who held Series C-2B Preferred Stock immediately prior to the Effective Time (and which did not become or remain Dissenting Shares), in the form of shares of Acquirer Common Stock valued at the Reference Price until such time as such holders collectively have received an amount inclusive of any amounts set-off pursuant to Article 8 hereof (the “Remaining C-2B Preference Amount”), which together with amounts previously distributed pursuant to Section 1.8 hereof is equal to the Series C-2B Liquidation Preference Amount. If the Current Price with respect to an Earnout Payment made prior to payment of the Remaining C-2B Preference Amount pursuant to this Section 5.19(f)(i) is less than the Reference Price, then the Current Price, and not the Reference Price, shall be used for purposes of (i) determining the allocation of such Earnout Payment (or later Earnout Payments as needed to satisfy the Remaining C-2B Liquidation Preference Amount), as provided in this Section 5.19(f), among the Eligible Effective Time Holders who held Company Preferred Stock immediately prior to the Effective Time, and (ii) calculating the application of any such Earnout Payment or any such later Earnout Payment to the Remaining C-2B Preference Amount (but, for the avoidance of doubt, the Reference Price shall be the sole measure used for purposes of calculating the number of shares of Acquirer Common Stock issuable by Acquirer in connection with any Earnout Payment under this Section 5.19). The difference between (A) the aggregate number of shares of

Acquirer Common Stock that would have been issued in payment of the Remaining C-2B Preference Amount if calculated solely at the Reference Price and (B) the aggregate number of shares of Acquirer Common Stock actually issued hereunder in payment of the Remaining C-2B Preference Amount hereunder is hereinafter referred to as the “Shortfall Shares.” To the extent that there are Shortfall Shares included in any Earnout Payment that are required to be reallocated in respect of the Remaining C-2B Liquidation Preference Amount as provided in this Section 5.19(f), such shares will be deducted on a pro rata basis, solely from Earnout Consideration that otherwise would have been issuable pursuant to Section 5.19(f)(ii) below to Eligible Effective Time Holders who held Company Preferred Stock immediately prior to the Effective Time and not from Earnout Consideration due to holders of CRs or to Eligible Effective Time Holders who held Common Stock immediately prior to the Effective Time and reallocated pro rata to the holders of Series C-2B Preferred Stock until such time as the Remaining C-2B Liquidation Preference Amount is satisfied. To the extent that there are insufficient Shortfall Shares available for reallocation in a single Earnout Payment, the same reallocation will be made as to later Earnout Payments until the balance of the Remaining C-2B Liquidation Preference Amount is satisfied. Notwithstanding the foregoing, and for the avoidance of doubt: (i) in no case shall the foregoing mechanism cause any increase (or decrease) in the Earnout Consideration payable by Acquirer (in general or on any Earnout Payment Date) and (ii) under no circumstances will Acquirer have any obligation to issue, or will the holders of Series C-2B Preferred Stock have a right to require Acquirer to issue (x) as Shortfall Shares any shares of Acquirer Common Stock other than those available for reallocation by way of reduction of Earnout Payments to Eligible Effective Time Holders who held Company Preferred Stock immediately prior to the Effective Time and reallocation thereof as provided in this Section 5.19(f) or (y) any cash or other consideration in lieu thereof.

(ii) Earnout Payments in Acquirer Common Stock following Series C-2B Liquidation Preference. Next, the Earnout Consideration shall be paid (simultaneously pursuant to (A) and (B) below on a pari passu basis, until the time noted in (A) below): (A) to Eligible Effective Time Holders who held Company Preferred Stock immediately prior to the Effective Time (and which were not or did not remain Dissenting Shares) in the form of shares of Acquirer Common Stock valued at the Reference Price after deduction of the number of shares of Acquirer Common Stock equal to the Shortfall Shares (which deduction shall be borne on a pro rata basis solely by the Eligible Effective Time Holders who held Company Preferred Stock immediately prior to the Effective Time) until such time as the total number of shares distributed under this Section 5.19(f)(ii) and Section 5.19(f)(i), exclusive of any such shares of Acquirer Common Stock retained by Acquirer for application of set-off rights pursuant to Article 8, is equal to the difference between (1) the quotient obtained by dividing $92,5000,000 by the Reference Price and (2) the total number of shares of Acquirer Common Stock issued at the Closing and (B) to all other Effective Time Holders in cash.

(iii) Subsequent Earnout Payments. Thereafter, the Earnout Consideration shall be paid in cash to Eligible Effective Time Holders until such time, if ever, as the value of the aggregate number of shares of Acquirer Common Stock issued in the Merger to holder of Company Preferred Stock (other than shares treated as imputed interest), valued for this purpose based on the mean between the highest and lowest quoted selling prices of Acquirer Common Stock as quoted on the NASDAQ Stock Market on the Closing Date (or if there are no sales on the Closing Date, then in accordance with the alternative valuation methodologies outlined in Treas. Regs. § 20.2031-2(b)) (the “Closing Date Price”) would otherwise drop below 40% of the Total Consideration based on the planned cash payment of Earnout Consideration. For this purpose, “Total Consideration” shall mean the sum of (i) all Merger Consideration (other than any Merger Consideration treated as imputed interest and valuing any shares included in Merger Consideration at the Closing Date Price) paid to holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time; and (ii) all amounts paid with respect to Dissenting Shares. In such event, the aggregate portion of each future payment of Earnout Consideration shall thereafter be 40% in stock (valued for allocation purposes at the Closing Date Price), or such lesser amount as may be necessary to maintain at least 40% of Total Consideration to be in the form of Acquirer Common Stock based on the Closing Date Price. The Agent Expense Amount shall be treated as cash paid to the Company Stockholders at Closing and included as Total Consideration (and thus in the denominator for purposes of the 40% calculation described in this Section 5.19(f)(iii)). For purposes of this calculation, any amounts paid in lieu of fractional shares shall be counted as cash and included in Total Consideration. No fractional shares of Acquirer Common Stock shall be paid hereunder but instead the number of shares of Acquirer Common Stock shall be determined by rounding up to the nearest whole number of shares of Acquirer Common Stock. Any such Earnout Consideration payments made in the form of Acquirer Common Stock pursuant to this Section 5.19(f)(iii) shall be made solely to Eligible Effective Time Holders of Company Preferred Stock, with all other Effective Time Holders entitled to receive only cash with respect to their portion of such payment of Earnout Consideration. While the value of Acquirer Common Stock for purposes of the foregoing 40% test shall be deemed to be the Closing Date Price, the value of such stock for purposes of substituting cash for stock in any payment of Earnout Consideration shall be the Reference Price.

(iv) Schedule 5.19(f) hereof contains an illustration of such adjustments; such schedule is inserted for informational purposes only and shall not be used to interpret, or be deemed relevant to the interpretation, of this Agreement. For the avoidance of doubt, Earnout Consideration payable in shares of Acquirer Common Stock hereunder shall be payable only to Eligible Effective Time Holders who immediately prior to the Effective Time held Company Preferred Stock.

(v) Notwithstanding any other provision of this Agreement, in no case will the aggregate number of shares of Acquirer Common Stock payable as Earnout Consideration cause the total number of shares of Acquirer Common Stock issuable under this Agreement to exceed the maximum number of shares thereof that can be issued without triggering the need for approval of this Agreement or the Mergers by Acquirer stockholders pursuant to NASDAQ Listing Rule 5635(d), and the no shares beyond such maximum number of shares of Acquirer Common Stock shall be issuable under this Agreement under any circumstances.

(g) The provisions of Section 5.19(f)(i) specifically designed to benefit the Eligible Effective Holders who immediately prior to the Effective Time held shares of Series C-2B Preferred Stock may not be changed in a manner adverse to such holders with the written consent of holders of a majority of such holders.

(h) Acquirer shall pay the Earnout Consideration for each Measurement Period within fifteen (15) Business Days of the earliest to occur after each Measurement Period of the Preliminary Resolution Date, the Party Resolution Date, the Arbitration Resolution Date, or the Accountant Resolution Date.

(i) Acquirer, the Company, and the Effective Time Holders agree for all tax purposes that the right of the Company Stockholders to Earnout Consideration shall be treated as deferred contingent purchase price for the Company Preferred Stock for purposes of Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate. A portion of the Earnout Consideration shall be treated as imputed interest to the extent required by the Code and regulations thereunder.

5.20. PAY-OFF LETTERS; RELEASES. Prior to the Closing the Company shall use its commercially reasonable efforts to obtain executed pay-off and lien release letters (the “Pay-off Letters”) in a form reasonably satisfactory to Acquirer from Silicon Valley Bank and each other Person to whom the Company is indebted for borrowed money and to whom it has granted a lien on any of the Company’s assets (all such parties, the “Company Lenders”), which Pay-off Letters shall include: (i) the balance required to pay-off the loans made pursuant such Company Lender’s loan facility (collectively, the “Loans”) in full at Closing on the projected Closing Date (including any prepayment penalties); (ii) the per-diem interest amount that will accrue from time to time after the projected Closing Date; (iii) a statement that upon pay-off of the Company Lender’s Loan in accordance with its Pay-off Letter, all related security interests in the Company’s assets shall immediately be released; (iv) attached draft UCC-3 termination statements with permission for Acquirer to file the UCC-termination statement on behalf of the Company Lender upon payment and satisfaction of the Loan in accordance with the relevant Loan Pay-off Letter; (v) wiring instructions for the Company Lender for delivery of such payment; and (vi) consent to consummation of the Merger. Except as otherwise contemplated by the Pay-off Letters, the Company shall take all actions necessary such that all Encumbrances on assets of the Company shall be released prior to or simultaneously with the Closing.

5.21. SPREADSHEET; COMPANY CLOSING FINANCIAL CERTIFICATE. The Company shall prepare and deliver to Acquirer, not later than three (3) Business Days prior to the expected Closing Date, a draft of (i) the Company Closing Financial Certificate (which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amounts set forth therein) and (ii) the Spreadsheet. The draft of the Company Closing Financial Certificate shall set forth the Company’s good faith estimate, as of three (3) Business Days prior to the expected Closing Date, of items (i) through (iv) set forth in the definition of “Company Closing Financial Certificate” on Exhibit A hereto.

5.22. TERMINATION OF COMPANY OPTIONS. The Company shall have taken all necessary actions (under the Company Option Plans or otherwise) to effectuate the cancellation of each Company Option as contemplated pursuant to Section 1.8(a)(ix) and to ensure that, from and after the Effective Time, each holder of a Company Option outstanding as of the date of this Agreement and as of immediately prior to the Effective Time shall cease to have any rights with respect thereto (other than the rights to receive the consideration described in Section 1.8(a)(ix), subject to the terms and conditions of this Agreement) prior to or as of the Effective Time.

5.23. TERMINATION OF COMPANY WARRANTS. The Company shall have taken all commercially reasonable efforts to effectuate the cancellation of each Company Warrant (other than the Excluded Company Warrants) as contemplated pursuant to Section 1.8(a)(x) and to ensure that, from and after the Effective Time, each holder of a Company Warrant outstanding as of the date of this Agreement and as of immediately prior to the Effective Time shall cease to have any rights with respect thereto (other than the rights of the Excluded Company Warrantholders to receive the consideration described in Section 1.8(a)(x), subject to the terms and conditions of this Agreement) prior to or as of the Effective Time.

5.24. TAX-FREE TREATMENT. Acquirer shall, and shall cause each of its Subsidiaries, including the Merger Subs, to, use its commercially reasonable efforts to cause the Mergers, taken together, to constitute a “reorganization” under Section 368(a) of the Code. Unless the Company (and, after the Closing, the Merger Consideration Recipients’ Agent) and Acquirer shall otherwise agree in writing, none of the parties and none of their Subsidiaries shall take any action after the Closing Date which action would cause the Mergers, taken together, to fail to constitute a “reorganization” under Section 368(a) of the Code.

ARTICLE 6

CONDITIONS TO THE MERGERS

6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGERS. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Mergers shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law and the Company’s certificate of incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.

(b) No Order; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall be in effect which (i) prevents the consummation of the Mergers, (ii) prohibits Acquirer’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, (iii) compels Acquirer or the Company to dispose of or hold separate all or any material portion of the business or assets of Acquirer, the Company or any of their respective Subsidiaries or Affiliates as a result of the Mergers or (iv) imposes any other Antitrust Restraint. No action shall have been taken or threatened by any Governmental Entity seeking any of the foregoing restraints or limitations referred to in clauses (i) through (iv) above, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Mergers, which would result in any of the foregoing restraints or limitations referred to in clauses (i) through (iv) above.

(c) HSR Act. Any applicable waiting periods (and any extension thereof) under the HSR Act (if applicable) shall have expired or otherwise been terminated.

(d) Governmental Approvals. Acquirer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Mergers and the other transactions contemplated hereby.

6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except in each case to the extent that such failure to be true and correct would not have a material adverse effect on Acquirer’s ability to consummate the Mergers. Acquirer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.3(a).

6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIRER. The obligations of Acquirer and Merger Subs to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants.

(i) The Fundamental Representations shall be true and correct in all material respects (except for such Fundamental Representations that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects);

(ii) all other representations and warranties of Company shall be true and correct, except to the extent that the failure to be true and correct would not have a Material Adverse Effect as to the Company;

in each case (i) and (ii) on and as of the date hereof and on and as of the Closing Date as though such Fundamental Representations or other representations and warranties, as the case may be, were made on and as of each such date; (except for Fundamental Representations or other representations and warranties as the case may be that address matters only as to a specified date, which shall meet such applicable standard as of such specified date). The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.3(b).

(c) Attrition. No less than 80% of the Offered Employees shall continue to be employed by Company or Acquirer as of the Closing.

(d) Appraisal Rights. Holders of no more than an aggregate of 7.5% of the outstanding shares of Company Capital Stock shall have exercised dissenters/appraisal rights or shall not have effectively waived their right to do so (such as by signing the Company Stockholder Consent and either a Company Stockholder’s Agreement or a Joinder Agreement) or shall be barred from exercising such right because twenty (20) days have passed since the dissenters rights notice is distributed by Company pursuant to Section 262(d)(2) of Delaware Law without such holder demanding appraisal of such holder’s shares as required by that statute to perfect appraisal rights.

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company and its Subsidiaries, taken as a whole, since the Agreement Date.

(f) No Outstanding Securities. Other than the shares of Company Preferred Stock, shares of Company Common Stock, Company Options and Company Warrants issued and outstanding as of immediately prior to the Effective Time, which are being canceled and converted as provided in Section 1.8, there shall be no outstanding securities, warrants, options, commitments, agreements of the Company or other Company Rights immediately prior to the Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options, Company Warrants or any other securities of the Company or Company Rights under any circumstances.

(g) Restated Charter. The Restated Charter shall have been duly approved and duly filed with the Delaware Secretary of State.

(h) Available Exemption. The issuance of Acquirer Common Stock in connection with the First Merger shall be a transaction eligible for the exemption from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder.

(i) Preferred Holders. All holders of Company Preferred Stock shall either have signed an Investment Representation Letter and Lock-Up Agreement in substantially the form attached hereto as Exhibit C-2A or an Investment Representation Letter in substantially the form attached hereto as Exhibit C-2B; provided that this condition shall not be deemed unsatisfied in the event that up to 5 holders of Company Preferred Stock representing not more than 2% of the Company Preferred Stock fail to sign either thereof despite Company’s reasonable best efforts to procure such signatures.

(j) Optionholder Agreements and Warrantholder Agreements.

(i) All Company Optionholders (other than Excluded Optionholders) and each Company Warrantholder (other than Excluded Company Warrantholders) shall have executed and delivered to the Company an Optionholder Agreement and/or Warrantholder Agreement (as applicable, based on the securities of the Company held by such holder immediately prior to the Effective Time), and no action shall have been taken by any such Company Securityholder to rescind any such document; and

(ii) the Company shall have delivered to Acquirer each such Optionholder Agreement and/or Warrantholder Agreement executed by each such security holder.

(k) Termination of Company Warrants. All Company Warrants (other than the Excluded Company Warrants) shall have been exercised in full, cancelled or terminated and there shall be no further obligation as of the Effective Time on the part of Acquirer, the First Step Surviving Corporation, the Surviving Entity or any other Person with respect to any such Company Warrants.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1. TERMINATION. At any time prior to the Closing, this Agreement may be terminated:

(a) by mutual written consent duly authorized by the Company and Acquirer;

(b) by either Acquirer or the Company, if the Closing shall not have occurred on or before December 16, 2013 or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); and provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquirer or the Company, if (i) there shall be any applicable Legal Requirements that makes consummation of the Mergers illegal; or (ii) any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Mergers shall have become final and non-appealable;

(d) by Acquirer, if (i) the Company shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five (5) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) there shall have been a Material Adverse Effect with respect to the Company, (iii) if the Company Stockholder Approval is not obtained within four (4) hours following the execution of this Agreement by the parties hereto; or (iv) a

Governmental Entity of competent authority shall condition approval of the Mergers upon any Antitrust Restraint upon Acquirer or any of its Subsidiaries, including without limitation the Surviving Entity after the Mergers, to which Acquirer does not consent;

(e) by the Company, if Acquirer shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five (5) Business Days after receipt by Acquirer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

Any termination of this Agreement under clauses (b) through (e) of this Section 7.1 will be effective by the delivery of a written notice of the terminating party to the other party hereto.

7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Merger Subs, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 5.3 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination), Article 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

7.3. AMENDMENT. The parties hereto may amend this Agreement at any time prior to the Closing Date pursuant to an instrument in writing signed on behalf of each of the parties hereto, and the Merger Consideration Recipients’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Merger Consideration Recipients’ Agent.

7.4. EXTENSION; WAIVER. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Merger Consideration Recipients’ Agent and Acquirer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Merger Consideration Recipients’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8

ESCROW FUND AND INDEMNIFICATION

8.1. INDEMNIFICATION; ESCROW; SET-OFFS, LIMITATIONS.

(a) Indemnity. The Effective Time Holders who receive or are entitled to receive any portion of the Merger Consideration (collectively, the “Merger Consideration Recipients”) will, subject to the provisions of this Article 8, severally (and not jointly) indemnify Acquirer, the Surviving Entity and each of their directors, officers, employees and agents (each an “Indemnified Person”) for any loss, cost, claim, damage, liability, Tax or expense (including enforcement costs and reasonable attorneys’ fees and costs) (collectively “Indemnifiable Damages”) related to or arising out of (i) inaccuracies (as of signing or as of Closing) in any representations and warranties made by Company in this Agreement (and for this purposes materiality qualifiers and MAE qualifiers only count for purposes of determining breach not for purposes of determining Indemnifiable Damages), the disclosure schedule or any certificate delivered by Company pursuant to this Agreement, (ii) any breach of any covenant herein by Company, (iii) any inaccuracies in the Company Closing Financial Certificate or the Spreadsheet, (iv) any payments made to holders of Dissenting Shares (in excess of the amount they would have received in accordance with this Agreement with respect to Dissenting Shares), (v) any claims by Effective Time Holders related to the Transaction (excluding claims brought by Merger Consideration Recipients’ Agent on their behalf), (vi) ****, (vii) any claim by any Company Warrantholder relating to the cancellation, non-conversion to Merger Consideration or other treatment (or non-treatment) of such holder’s Company Warrant in the Agreement; (viii) Transaction Expenses which are not set forth in the Company Closing Financial Certificate and taken into account in computing the Adjusted Net Closing Consideration (“Indemnifiable Transaction Expenses”); (ix) any Tax resulting from the matter described on Schedule 8.1(a)(ix) to the Company’s Disclosure Schedule; (x) any fraud or intentional misrepresentation by Company; provided, however, that Indemnifiable Damages shall not include any Tax item taken into account in the calculation of Net Working Capital or Net Cash. Any claim for indemnification made in accordance with this Article 8 (other than any exercise by the Merger Consideration Recipients’ Agent of its right to indemnification from the Merger Consideration Recipients pursuant to Section 8.4(b), a “Claim.”

(b) Escrow; Survival Periods. Acquirer will withhold the Escrow Amount from the Adjusted Net Closing Consideration by withholding therefrom (in the manner and proportions contemplated by Section 1.8(a)) the Escrow Amount and depositing it with the Escrow Agent appointed pursuant to the Escrow Agreement (“Escrow Agent”) to be held and administered per this Agreement and the Escrow Agreement. The Escrow Amount will be held in the Escrow Fund for a period of eighteen (18) months, or such longer period as is reserved to satisfy Claims made prior to the expiration of such eighteen month period. Subject to the balance of this Section, the survival period for Claims will be eighteen (18) months from the Closing, except for claims relating to (A) breaches of Company representations and warranties with respect to Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3 (Authority; Non-Contravention), Section 2.9(a) (Title to, Condition and Sufficiency of Assets), Section 2.12 (Taxes) and inaccuracies in the Spreadsheet and (B) fraud, intentional misrepresentation and intentional or willful breach ((A) and (B) collectively, “Fundamental Claims” and the representations in (A) and the accuracy of the

Spreadsheet (the “Fundamental Representations”) and except for (x) claims for breach of Company representations and warranties with respect to Section 2.10 (Intellectual Property) (“IP Claims”), (y) claims for breach of Company representations and warranties with respect to subsections (a), (b), (c), (d), (e), (f), (g) and (h) of Section 2.13 (Employee Benefit Plans), (“EB Claims”) or (z) **** (IP Claims, EB Claims and ****, collectively, “Set-off Claims”), and to the extent necessary to satisfy claims that are unsatisfied as of the eighteen month anniversary of Closing. The survival period for Fundamental Claims shall be the applicable statute of limitations. Notwithstanding the foregoing, the survival period for Set-off Claims will be the thirty (30) month anniversary of Closing (****). Claims for inaccuracies of representations and warranties (other than Fundamental Claims, Indemnifiable Transaction Expenses, any Claim made under Section 8.1(a)(ix), Claims with respect to ****, Claims with respect to the representations in Section 2.4(a)(v) (for which purposes Indemnifiable Damages resulting from breach of the representation in Section 2.4(a)(v) are limited solely to the cost of modifying the Company Financials to the extent needed to have made such representation correct), which shall be recoverable from the first dollar without regard to the Deductible) and Set-off Claims will be subject to a cumulative deductible of $1,250,000 (the “Deductible”) and if the aggregate amount of such Claims exceeds the Deductible, Acquirer will be indemnified for the amount of such Claims in excess of the Deductible. The parties acknowledge that the time periods set forth in this Article 8 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Article 8 and elsewhere in the Agreement may be shorter than otherwise provided by law.

(c) Remedies; Set-off Limitations for Set-off Claims. Claims (other than Fundamental Claims and Set-off Claims) may be satisfied solely from the Escrow Fund. Fundamental Claims may be satisfied from the Escrow Fund, or (after they have first been sought to be recovered from the Escrow Fund, if the Escrow Fund is exhausted or fully reserved for disputed claims) by offset against Earnout Consideration or may be brought directly against the Merger Consideration Recipients if the Escrow Fund and rights to offset against Earnout Consideration have been exhausted. Set-off Claims may be satisfied from the Escrow Fund or (after they have first been sought to be recovered from the Escrow Fund, if the Escrow Fund is exhausted or fully reserved for disputed Claims) by offset against Earnout Consideration; provided however that ****; and (iii) in each case, (i)-(ii) above, amounts shall be reimbursed to Acquirer by way of set-off only if and when an Earnout Payment is made. If, for any reason, amounts from the Escrow Fund are to be distributed to the Merger Consideration Recipients after Claims have been offset against Earnout Consideration, then future distributions of amounts from the Escrow Fund or of Earnout Consideration to Merger Consideration Recipients shall be allocated such that payment of Claims are charged first against the Escrow Fund and then against the Earnout Consideration.

(d)****

(e) Pro Rata Satisfaction of Claims. Claims payable from the Escrow Fund will be satisfied on the basis of each Merger Consideration Recipient’s Pro Rata Escrow Percentage as specified in the Spreadsheet (determined including any Escrow Amount such Merger Consideration Recipient contributed but excluding any Dissenting Shares). Claims payable by way of set-off against the Earnout Consideration will be satisfied based on the Pro Rata Earnout Percentage. Claims payable by way of recovery directly from Merger Consideration Recipients will be satisfied based on a pro rata percentage of Merger Consideration received by each Merger Consideration Recipient, as calculated by Acquirer in consultation with Merger Consideration Recipients’ Agent.

(f) Indemnification Cap; Fraud. The liability of any Merger Consideration Recipient with regard to Fundamental Claims will be limited to the amount of Merger Consideration actually received by such Merger Consideration Recipient as of the time collection of a judgment or award is sought by Acquirer in accordance with this Article 8 or Section 9.8 plus any Merger Consideration deemed received by virtue of having been contributed to the Escrow Fund or otherwise payable but for set-off against Earnout Consideration; provided, however, that, notwithstanding the foregoing, nothing in this Agreement or otherwise shall limit the liability of any Person committing fraud, intentional misrepresentation or intentional or willful breach or who was an officer, director or employee of the Company who had actual knowledge of fraud committed by the Company at the time such fraud occurred or was committed.

(g) Tax Impact. Acquirer, the Company, and the Merger Consideration Recipients agree for all tax purposes that: (i) the right of the Merger Consideration Recipients to the Escrow Amount shall be treated as deferred contingent purchase price for the Company Stock for purposes of Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) if and to the extent any amount of the Escrow Amount is actually distributed to the Merger Consideration Recipients, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; (iii) all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Acquirer; and (iv) for purposes of calculating the maximum amount of deferred contingent purchase price under the installment sale rules of Code Section 453, if the imputed interest amount is less than the amount of interest and earnings on the Escrow Fund paid to the Merger Consideration Recipients, then an amount equal to the difference shall be treated as additional interest paid to the Merger Consideration Recipients.

(h) Insurance Recoveries. For purposes of this Article 8, Indemnifiable Damages shall be calculated net of actual recoveries under the Company’s insurance policies (with the amount of such recoveries calculated after deduction of collection costs and premium increases, if any); provided, however, that no Indemnified Person shall be under any obligation to acquire any insurance policy or pursue or seek any recovery under any insurance policy.

(i) Additional Tax Considerations. Notwithstanding anything to the contrary contained herein, no claim for Indemnifiable Damages related to or arising from (x) the value or condition of any Tax asset of the Company or its Subsidiaries, (y) the ability of Acquirer or its Affiliates to utilize such Tax asset following the Closing, or (z) any Taxes (or any Indemnifiable Damages in respect thereof) other than Taxes for any Pre-Closing Period, may be asserted by Acquirer or claimed by any Indemnified Person as a breach of any provision of this Agreement or otherwise be a subject of indemnity hereunder (e.g., the Escrow Fund shall not be available for recovery by, and the Merger Consideration Recipients shall have no obligation to indemnify or reimburse, any Indemnified Person for any Taxes due in respect of periods following the

Closing due to the unavailability of any net operating losses or other Tax attributes of the Company or its Subsidiaries). All amounts paid pursuant to the indemnification provisions of this Article 8 shall, to the extent permitted by applicable Legal Requirements, be treated as adjustments to the Merger Consideration for all Tax purposes.

8.2. CLAIMS.

(a) Claims for indemnification under this Article 8 shall be made by Acquirer by delivering to the Merger Consideration Recipients’ Agent (and to each Merger Consideration Recipient if it is a Claim brought directly against the Merger Consideration Recipients) a certificate signed by any officer of Acquirer (a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or that it reasonably believes it will incur, pay, reserve or accrue, Indemnifiable Damages;

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably believed by Acquirer to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the applicable Claim survival period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Merger Consideration Recipients’ Agent or the Merger Consideration Recipients are materially prejudiced thereby. At the time of delivery of any Claim Certificate to the Merger Consideration Recipients’ Agent, if such delivery is on or before the 18 month anniversary of Closing, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Acquirer (on behalf of itself or any other Indemnified Person).

8.3. RESOLUTION OF OBJECTIONS TO CLAIMS.

(a) If the Merger Consideration Recipients’ Agent does not contest, by written notice to Acquirer, any Claim or Claims by Acquirer made in any Claim Certificate within twenty (20) Business Days after any such Claim Certificate is received by the Merger Consideration Recipients’ Agent, then the Merger Consideration Recipients’ Agent will be conclusively deemed to have consented, on behalf of all Merger Consideration Recipients, to the recovery by the Indemnified Person of the full amount of Indemnifiable Damages specified in the Claim Certificate, including the forfeiture of such amount from the Escrow Fund (subject to the terms and conditions in this Article 8) having a value sufficient to satisfy such Indemnifiable Damages and, without further notice, to have stipulated to the entry of a final judgment for Indemnifiable Damages against the Merger Consideration Recipients for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If the Merger Consideration Recipients’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within such twenty (20) Business Day period, Acquirer and the Merger Consideration Recipients’ Agent shall attempt in good faith for thirty (30) Business Days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Merger Consideration Recipients’ Agent shall so agree, a memorandum setting forth their agreement with respect to the resolution of such Claim shall be prepared and signed by both parties. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute such amount from the Escrow Fund in accordance with the terms of such memorandum.

(c) If no such agreement has been reached during the thirty (30) Business Day period for good faith negotiation, but in any event upon the expiration of such thirty (30) Business Day period, either Acquirer or the Merger Consideration Recipients’ Agent may proceed in accordance with the terms set forth in Section 9.8 to resolve the matter. The decision of the J.A.M.S. arbitrator as to the Company and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Merger Consideration Recipients and the Escrow Agent shall be entitled to conclusively rely and to act in accordance with such decision and the Escrow Agent shall distribute such amount from the Escrow Fund in accordance therewith.

(d) For purposes of Section 8.3(c), in any proceeding pursuant to Section 9.8, in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the non-prevailing party unless the arbitrator awards Acquirer more than one-half of the amount in dispute, in which case the Merger Consideration Recipients shall be deemed to be the non-prevailing party. The non-prevailing party to such arbitration shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such arbitration.

8.4. MERGER CONSIDERATION RECIPIENTS’ AGENT.

(a) At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Merger Consideration Recipients’ Agent. For purposes of this Agreement, the term “Merger Consideration Recipients’ Agent” shall mean the agent for and on behalf of the Merger Consideration Recipients to: (i) execute, as Merger Consideration Recipients’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Merger Consideration Recipient, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Securityholder individually and not by the Merger Consideration Recipients’ Agent); (iii) review, negotiate and agree to and authorize deliveries to Acquirer of cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article 8; (iv) object to claims pursuant to this Article 8; (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Merger Consideration Recipients; (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Merger Consideration Recipients in accordance with the terms hereof and in the manner provided herein; (vii) negotiate matters concerning Earnout Consideration and the calculation thereof with Acquirer; (viii) review and determine Earnout Consideration and cooperate and work with Acquirer regarding such review and determination; (ix) enter into agreements, settlements and compromises regarding the calculation and determination of Earnout Consideration; and (x) take all actions necessary or appropriate in the judgment of the Merger Consideration Recipients’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. All such actions taken by the Merger Consideration Recipients’ Agent within the authority provided for in this Section 8.4 shall (A) be deemed to be facts ascertainable outside the Agreement and shall be binding on the Merger Consideration Recipients as a matter of contract law and (B) be binding upon all Merger Consideration Recipients and their successors as if expressly confirmed and ratified in writing by each of them and no Merger Consideration Recipient shall have the right to object, dissent, protest or otherwise contest the same. Acquirer, Merger Subs and their respective Affiliates (including without limitation, after the Closing Date, the Surviving Entity) shall be entitled to rely on the appointment of Shareholder Representative Services LLC, as the Merger Consideration Recipients’ Agent and treat such Merger Consideration Recipients’ Agent as the duly appointed attorney-in-fact of each Merger Consideration Recipient and has having the duties, power and authority provided for in this Section 8.4. The Merger Consideration Recipients shall be bound by all actions taken and documents executed by the Merger Consideration Recipients’ Agent in connection with this Article 8, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Merger Consideration Recipients’ Agent. The Merger Consideration Recipients’ Agent may resign at any time, provided that (i) it must give thirty (30) days advance notice to Acquirer and the Advisory Group and (ii) the Advisory Group shall appoint a new party reasonably acceptable to Acquirer as Merger Consideration Recipients’ Agent within ten (10) Business Days or such longer period as Acquirer agrees.

(b) The Merger Consideration Recipients’ Agent shall not be liable to any Merger Consideration Recipient for any act done or omitted hereunder as the Merger Consideration Recipients’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. In addition, certain Company Securityholders (the “Advisory Group”) and the Company will enter into a letter agreement with the Merger Consideration Recipients’ Agent providing, among other things, that the Advisory Group shall have the opportunity to advise the Merger Consideration Recipients’ Agent on matters of material interest to the Merger Consideration Recipients. The Merger Consideration Recipients acknowledge the advisory role of the Advisory Group and agree that the Advisory Group shall not be liable to the Merger Consideration Recipients for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the exercise of their advisory role (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. Without limiting the generality of the foregoing, the Merger Consideration Recipients’ Agent (i) shall not be subject to any implied duties, and (ii) shall not be required to take any action that, in the opinion of its counsel, reasonably could be expected to expose the Merger Consideration Recipients’ Agent to liability or that is contrary to law. All expenses of Merger Consideration Recipients’ Agent in excess of amounts available to the Merger Consideration Recipients’ Agent from the Agent Expense Amount to cover Merger Consideration Recipients’ Agent Expenses (as defined below) shall be borne by the Merger Consideration Recipients, but in any event, in an aggregate amount not to exceed the amount of Merger Consideration actually received by each Merger Consideration Recipient. The Merger Consideration Recipients shall severally (based on their respective pro rata percentage of Merger Consideration received by each Merger Consideration Recipient) indemnify the Merger Consideration Recipients’ Agent and hold it harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with the acceptance or administration of its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Merger Consideration Recipients’ Agent (collectively, the “Merger Consideration Recipients’ Agent Expenses”), in each case as such Merger Consideration Recipients’ Agent Expenses are suffered or incurred, but in any event, in an aggregate amount not to exceed the amount of Merger Consideration actually received by each Merger Consideration Recipient. In the event that any such Merger Consideration Recipients’ Agent Expense is finally adjudicated to have been directly caused by the gross negligence, willful misconduct or bad faith of the Merger Consideration Recipients’ Agent, the Merger Consideration Recipients’ Agent will reimburse the Merger Consideration Recipients the amount of such indemnified Merger Consideration Recipients’ Agent Expense to the extent attributable to such gross negligence, willful misconduct or bad faith. If not paid directly to the Merger Consideration Recipients’ Agent by the Merger Consideration Recipients, any such Merger Consideration Recipients’ Agent Expenses may be recovered by the Merger Consideration Recipients’ Agent from (i) the funds in the Agent Expense Amount (as described below), (ii) or the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Merger Consideration Recipients (as described below) and (iii) from any Earnout Consideration at such time as any such amounts would otherwise be distributable to the Merger Consideration Recipients; provided, that while this section allows the Merger Consideration Recipients’ Agent to be paid from the Agent Expense Amount, the Escrow Fund and the Earnout Consideration, this does not relieve the Merger Consideration Recipients from their obligation to promptly pay such Merger Consideration Recipients’ Agent Expenses as they are suffered or incurred, nor does it prevent the Merger Consideration Recipients’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Merger Consideration Recipients’ Agent be required to advance its own funds on behalf of the Merger Consideration Recipients or otherwise. At the Effective Time, Acquirer will deposit the Agent Expense Amount with the Escrow Agent to be governed by the provisions set forth herein and in the Escrow Agreement. The Agent Expense Amount and, subject to Section 8.4(c) below, the Escrow Fund, will be available to indemnify the Merger Consideration Recipients’ Agent against any liability, loss, damage, penalty, fine, cost or expense incurred by the Merger Consideration Recipients’ Agent without gross negligence, willful misconduct or bad faith on the part of the Merger Consideration Recipients’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement. For tax purposes the parties shall treat the Agent Expense Amount as having been received by the Merger Consideration Recipients at the Effective Time. The Merger Consideration Recipients shall be treated as the owners of the Agent Expense Amount and shall report any income earned on the Agent Expense Amount.

(c) The Merger Consideration Recipients’ Agent will be entitled to recover Merger Consideration Recipients’ Agent Expenses from the Escrow Agent out of the Agent Expense Amount, without the requirement of any consent or approval by Acquirer, upon delivery to the Escrow Agent, from time to time, of an itemized list of expenses incurred by the Merger Consideration Recipients’ Agent in connection with the Merger Consideration Recipients’ Agent duties under this Agreement. The Escrow Agent shall reimburse the Merger Consideration Recipients’ Agent for Merger Consideration Recipients’ Agent Expenses, upon the request of the Merger Consideration Recipients’ Agent, from (i) at any time, the Agent Expense Amount or from any interest accruing on the Agent Expense Amount (the “Agent Expense Funds”) or (ii) from any Escrow Fund available for distribution to the Merger Consideration Recipients (the “Escrow Fund Distributions”) at the time such Escrow Fund amounts, if any, otherwise would be distributed to the Merger Consideration Recipients after the applicable Escrow Release Date (and after final resolution of any pending but unresolved claims for indemnification that are not awarded to Acquirer upon the resolution of such claims in accordance with this Article 8). In addition to reimbursement for Agent Merger Consideration Recipients’ Agent Expenses then incurred to date, the Merger Consideration Recipients’ Agent may request that the Escrow Agent reserve from time to time out of the Agent Expense Funds or any Escrow Fund Distributions an amount reasonably calculated by the Merger Consideration Recipients’ Agent to cover reasonably anticipated Merger Consideration Recipients’ Agent Expenses. The Agent Expense Funds shall not be available to Acquirer to cover Indemnifiable Damages and no portion of the Agent Expense Funds shall constitute part of the Escrow Fund. Any remaining amounts in the Agent Expense Funds, including any interest on the Agent Expense Amount shall, subject to this Section 8.4, be paid to the Merger Consideration Recipients pro rata at such time as the Merger Consideration Recipients’ Agent so directs the Escrow Agent to make such distribution.

(d) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Merger Consideration Recipients’ Agent that is within the scope of the Merger Consideration Recipients’ Agent’s authority under Section 8.4(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Merger Consideration Recipients and shall be final, binding and conclusive upon each such Merger Consideration Recipient; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder. Acquirer, the other Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Merger Consideration Recipients’ Agent. All of the indemnification obligations of the Merger Consideration Recipients under this Section 8.4 shall survive the termination of this Agreement or the Escrow Agreement.

(e) In the event Acquirer becomes aware of a third-party claim which Acquirer in good faith believes may result in a claim for indemnification under this Article 8 by or on behalf of an Indemnified Person, Acquirer shall have the right to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquirer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer may seek indemnification pursuant to a claim made hereunder). The Merger Consideration Recipients’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at the expense of the Merger Consideration Recipients, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Merger Consideration Recipients’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Merger Consideration Recipients’ Agent shall have objected within fifteen (15) Business Days after a written request for such consent by Acquirer, no settlement or resolution by Acquirer of any claim that gives rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter; and further, settlements of **** Claims for which indemnification is sought under this Article 8 may be effected only with the consent of the Merger Consideration Recipients’ Agent, which will not unreasonably be withheld conditioned or delayed and which shall be deemed to have been given unless the Merger Consideration Recipients’ Agent shall have objected within fifteen (15) Business Days after a written request for such consent by Acquirer. Notwithstanding anything to the contrary contained herein, the Merger Consideration Recipients’ Agent’s authority to consent to settlement or resolution by Acquirer of any such claims exists only to the extent of the amount of the Escrow Fund and shall not extend beyond the Escrow Fund. In the event that the Merger Consideration Recipients’ Agent has consented to any such settlement or resolution, neither the Merger Consideration Recipients’ Agent nor any Merger Consideration Recipient shall have any power or authority to object under this Article 8 to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

8.5. EXCLUSIVE REMEDY. The parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article 8 shall be the Indemnified Persons’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement or any other document, certificate or agreement delivered pursuant hereto, except in connection with (a) pursuing remedies under applicable Legal Requirements for fraud, intentional misrepresentation or intentional or willful breach, (b) any nonsolicitation or employment agreement contemplated by this Agreement, or (c) bringing an action for specific performance or other equitable relief. In furtherance of the foregoing, each Party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other Party or any Affiliate thereof arising under or based upon any statutory or common law (except as expressly stated herein). Notwithstanding anything in this Agreement to the contrary, to the extent that any party shall have any obligation to indemnify and hold harmless any other Person under this Agreement, such obligation shall not include any obligation to indemnify any consequential, special, punitive, incidental or indirect damages whatsoever, including if such damages in any way arise out of, relate to or are a consequence of the performance or nonperformance by such party under this Agreement (including with respect to loss of profits, goodwill, business interruptions, anticipated savings or claims of customers), even if advised of the possibility of such damages; provided however, that this limitation shall not prevent Acquirer (or the Merger Consideration Recipients’ Agent pursuant to Section 8.4(b)) from being indemnified for recovery of any portion of an indemnifiable third party claim that consists of consequential, special, punitive, incidental or indirect damages awarded to such third party in a court or arbitration proceeding.

ARTICLE 9

GENERAL PROVISIONS

9.1. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Acquirer or Sub, to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: David W. Healy, Esq.

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(b) if to the Company, to:

Validity Sensors, Inc.

2001 Gateway Place, Suite 4551

San Jose, CA 95110

Attn: Chief Executive Officer

Facsimile No.: (877) 733-8833

Telephone No.: (408) 441-9003

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover St.

Palo Alto, California 94304

Attention: Jorge del Calvo, Esq.

Facsimile No.: (650) 233-4545

Telephone No.: (650) 233-4500

(c) If to the Merger Consideration Recipients’ Agent, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

9.2. INTERPRETATION. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.4. ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 8 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.5. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may, without the prior written consent of the other parties hereto, assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer or in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Any assignment in violation of this Section 9.5 will be void.

9.6. SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic

9.7. REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Subject to the Reviewing Accountant procedure specified in Section 5.19(e), any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or Company thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Santa Clara County, California before one arbitrator. The arbitration shall be administered by J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”) pursuant to J.A.M.S.’ Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The parties agree that any dispute and arbitration shall be governed by the United States Arbitration Act, 9 U.S.C., Section 1 et seq. Subject to the satisfaction or mutual waiver of provision in this Agreement requiring good faith consultation concerning resolution of particular disputes, either Acquirer or the Merger Consideration Recipients’ Agent may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The single arbitrator shall be mutually agreed on by Acquirer and the Merger Consideration Recipients’ Agent and selected from J.A.M.S.’s panel of neutrals. If the parties cannot mutually agree within thirty (30) days of the filing of an arbitration demand, the parties agree that an arbitrator may be appointed in accord with the applicable J.A.M.S. rules and procedures then in place relating to the appointment of an arbitrator by J.A.M.S. The parties will cooperate with J.A.M.S. and with each other in promptly selecting the arbitrator from J.A.M.S.’s panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that the parties to the arbitration will bear the expense of deposits and advances required by the arbitrator in equal proportions (provided, that any such expenses attributable to the Merger Consideration Recipients’ Agent shall be borne by the Merger Consideration Recipients). Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will promptly deliver such documents to Escrow Agent, the Merger Consideration Recipients’ Agent and Acquirer, together with a copy of the Final Award signed by the arbitrator. The provisions of this Section 9.8 may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the Final Award may be entered in any court having competent jurisdiction. If for any reason J.A.M.S. or its successor no longer is in business, then the arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association.

9.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10. RULES OF CONSTRUCTION. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, Acquirer, Sub I, Sub II, the Company, and the Merger Consideration Recipients’ Agent have caused this Agreement to be executed and delivered, all as of the date first written above.

SYNAPTICS INCORPORATED

By:	/s/ Rick Bergman

Name:	Rick Bergman

Title:	CEO

ITSME ACQUISITION CORP.

By:	/s/ Rick Bergman

Name:	Rick Bergman

Title:	CEO

ITSME ACQUISITION II LLC

By:	/s/ Rick Bergman

Name:	Rick Bergman

Title:	CEO

VALIDITY SENSORS, INC.

By:	/s/ Rob Baxter

Name:	Rob Baxter

Title:	CEO

[Signature Page to Agreement and Plan of Reorganization]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS MERGER CONSIDERATION RECIPIENTS’ AGENT

By:	/s/ Mark B. Vogel

Name:	Mark B. Vogel

Title:	Managing Director

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

All references to dollar amounts or figures used in this Agreement means such dollar amount or such figure in terms of U.S. dollars.

All numerical definitions below that contain a number of shares of Company Common Stock or a number of shares of any series of Company Preferred Stock and any liquidation preference for such series of Company Preferred Stock stated as a dollar amount shall be appropriately adjusted as of immediately prior to the Closing to take into account the issuance after the date hereof of any shares of Company Capital Stock of such class or series pursuant to Company Options, Company Warrants or Company Rights outstanding on the date hereof. Nothing in this paragraph shall affect the ability of Acquirer to assert a Claim pursuant to Article 8 for any breach of the representation in Section 2.2 (Capital Structure) if such security was not disclosed to Acquirer as required in such Section.

Definitions:

“**** Threshold” has the meaning given in Section 5.19(c).

“Accountant Resolution Date” has the meaning given in Section 5.19(e).

“accredited investor” shall have the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Acquirer Common Stock” means the Common Stock, par value $0.001 per share, of Acquirer.

“Acquirer Disclosure Letter” has the meaning given in Article 3.

“Acqiurer Plans” has the meaning given in Section 5.9(c)

“Acquirer SEC Reports” has the meaning given in Section 3.4(a).

“Acquisition Proposal” has the meaning given in Section 5.2(b).

“Adjusted Net Closing Consideration” means the Aggregate Gross Closing Consideration, Less the Transaction Expenses, Less the Severance Offset Amount, Plus the Aggregate Option Proceeds, Plus (as provided in Section 1.16 generally and Section 1.16(d) specifically) the Aggregate Net Adjustment Amount.

“Advisory Group” has the meaning given in Section 8.4(b).

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agent Expense Amount” means an amount in cash equal to $50,000,

“Agent Expense Funds” has the meaning given in Section 8.4(c).

“Aggregate Closing Stock Number” means a number of shares of Acquirer Common Stock equal to the quotient of (i) the Adjusted Net Closing Consideration minus the Escrow Amount minus the Agent Expense Amount divided by (ii) the Reference Price.

“Aggregate Closing Shares Value” means the product of the Aggregate Closing Stock Number and the Reference Price.

“Aggregate Gross Closing Consideration” means $92,500,000.

“Aggregate Liquidation Preference Amount” means the sum of the Series E Liquidation Preference Amount, the Series D Liquidation Preference Amount, the Series C-1 Liquidation Preference Amount, the Series C-2A Liquidation Preference Amount, and the Series C-2B Liquidation Preference Amount.

“Aggregate Net Adjustment Amount” shall have the meaning given in Section 1.16(a).

“Aggregate Option Proceeds” means the aggregate exercise prices of all Company Options that are exercised after the Agreement Date and prior to the Effective Time (for the avoidance of doubt, excluding Company Options and Company Warrants that are net exercised, if any), but without double counting Applicable Net Cash and any such proceeds.

“Annual Financial Statements” has the meaning given in Section 2.4(a).

“Antitrust Laws” has the meaning given in Section 5.18(c).

“Antitrust Restraint” has the meaning given in Section 5.18(c).

“Applicable Date” has the meaning given in Section 1.16(c)(i).

“Applicable Net Cash” has the meaning given in Section 1.16(c)(ii).

“Accountant Resolution Date” has the meaning given in Section 5.19(e).

“Arbitration Resolution Date” has the meaning given in Section 5.19(e).

“Business” means the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted by the Company or any of its Subsidiaries.

“Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for business in San Francisco, California.

“Capitalization Certificate” shall mean a certificate certified by the Company’s Chief Executive Officer and Chief Financial Officer that shows, (i) for each Effective Time Holder (A) the Holder’s, name and address as shown in the Company’s records, (B) the number, certificate number, class, series and date of acquisition of any Shares held by such Effective

Time Holder, (C) for Unvested Company Shares, the vesting commencement date and vesting schedule for such Unvested Company Shares, (D) the number of Shares underlying Vested Options and the exercise prices of such Shares, (E) the number and class of Shares of Company Stock subject to Company Warrants and the exercise price thereof; (F) the amount of cash to be received by such Effective Time Holder at the Closing, (G) the amount of cash to be deposited into the Escrow Fund on behalf of such Effective Time Holder, and provided that Company may assume in determining any such required tax withholdings that such Effective Time Holder will timely provide adequate documentation to satisfy any applicable exemption from tax withholding, and (I) for each holder of Unvested Options, (A) the holder’s name and address, (B) the number of Shares underlying each Unvested Option and the exercise prices of such Shares, and (C) the grant dates, exercise prices and vesting commencement dates of each Unvested Option.

“CCI Agreement” has the meaning given in Section 2.10(r).

“Certificate of Merger” has the meaning given in Section 1.1.

“Certificates” has the meaning given in Section 1.9(d)(i).

“Claim” has the meaning given in Section 8.1(a).

“Claim Certificate” has the meaning given in Section 8.2(a).

“Closing” has the meaning given in Section 1.2.

“Closing Date” has the meaning given in Section 1.2.

“Closing Date Price” has the meaning given in Section 5.19(f)(iii).

“Closing Net Working Capital” has the meaning given in Section 1.16(b).

“COBRA” has the meaning given in Section 2.13(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” has the meaning given in Section 1.3(b)(viii).

“Company Author” has the meaning given in Section 2.10(p).

“Company Authorizations” has the meaning given in Section 2.8(b).

“Company Balance Sheet” has the meaning given in Section 2.4(a).

“Company Balance Sheet Date” has the meaning given in Section 2.4(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Financial Certificate” means a certificate (which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amounts of items (i) through (iv) below) executed by the Chief Executive Officer and Chief Financial Officer of the Company dated as of the Closing Date, certifying (i) each amount required to be calculated pursuant to Section 1.16 and the component elements thereof including without limitation Aggregate Net Adjustment Amount, Applicable Net Cash, Net Working Capital, Closing Net Working Capital, and the Severance Offset Amount (including (A) the Company’s balance sheet as of the Closing Date prepared on a consistent basis with the Company Balance Sheet (as defined in Section 2.4), (B) an itemized list of each element of the Company’s consolidated current assets (as defined in the definition of Net Working Capital), and (C) an itemized list of each element of the Company’s consolidated total current and long term liabilities (as defined in the definition of Company Net Working Capital)); (ii) the Transaction Expenses (in total and by vendor) and the portion thereof that remains unpaid as of the Closing; (iii) the amount of Company Debt (including a list of each Company Debt item with a description of the nature of such Company Debt, the Person to whom such Company Debt is owed and details of any prepayment or termination penalty under the terms of the Contracts governing such Company Debt that remains outstanding and unpaid as of the Closing Date); and (iv) the calculation of all elements of the Adjusted Net Closing Consideration, the Adjusted Cash Consideration and the Adjusted Stock Consideration.

“Company Common Stock” means the Common Stock of the Company.

“Company Confidential Information” has the meaning given in Section 2.10(r).

“Company Counsel” has the meaning given in Section 5.23.

“Company Debt” means, without duplication, (i) all obligations and liabilities of Company or any of its Subsidiaries for borrowed money, including bank borrowings and other short or long term obligations, including any amounts owed under any bridge loans; (ii) all obligations and liabilities of Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by Company, whether or not the obligation secured thereby has been assumed by Company or any of its Subsidiaries; (d) all guarantees by Company or any of its Subsidiaries of obligations of others for borrowed money; (e) all obligations and liabilities, contingent or otherwise, of the Company or any of its Subsidiaries as an account party in respect of letters of credit and letters of guaranty; and (f) all obligations and liabilities, contingent or otherwise, related to any equipment leases of the Company or any of its Subsidiaries; provided however, that Company Capital Leases shall not constitute Company Debt.

“Company Disclosure Letter” has the meaning given in Article 2.

“Company Employee Plans” has the meaning given in Section 2.13(a).

“Company Intellectual Property” has the meaning given in Section 2.10(a)(i).

“Company Intellectual Property Agreements” has the meaning given in Section 2.10(a)(ii).

“Company Lenders” has the meaning given in Section 5.20.

“Company Option Plans” means each stock option plan, program or arrangement of the Company, collectively, including the 2002 Stock Option Plan, the 2002 Stock Incentive Plan, the 2004 Stock Incentive Plan and the 2005 Stock Plan.

“Company Options” means all vested and unvested options to purchase shares of Company Common Stock.

“Company Optionholders” means the holders of Company Options.

“Company-Owned Intellectual Property” has the meaning given in Section 2.10(a)(iii).

“Company Patent Applications” has the meaning given in Section 2.10(g).

“Company Preferred Stock” means the Series E Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock, Series C-2A Preferred Stock and Series C-2B Preferred Stock of the Company.

“Company Principal Stockholder” has the meaning given in Recital G.

“Company Products” has the meaning given in Section 2.10(a)(iv).

“Company Registered Intellectual Property” has the meaning given in Section 2.10(a)(v)).

“Company Representatives” has the meaning given in Section 5.2(a).

“Company Rights” means all stock appreciation rights, options, warrants, restricted stock, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

“Company Securities” means Company Preferred Stock, Company Common Stock, Company Warrants and Company Options.

“Company Securityholders” means the Company Stockholders, the Company Optionholders and Company Warrantholders.

“Company Sensor IP” has the meaning given in Section 5.19(a)(i).

“Company Source Code and Specifications” has the meaning given in Section 2.10(a)(vi).

“Company Stockholder Agreement” has the meaning given in Recital E.

“Company Stockholder Approval” has the meaning given in Recital J.

“Company Stockholder Consent” has the meaning given in Recital E.

“Company Stockholders” means the record holders of issued and outstanding shares of Company Capital Stock.

“Company Voting Debt” has the meaning given in Section 2.2(d).

“Company Warrants” means any warrants to purchase shares of Company Capital Stock.

“Company Warrantholders” means the record holders of issued and outstanding Company Warrants.

“Company Websites” has the meaning given in Section 2.10(z).

“Confidentiality Agreement” has the meaning given in Section 5.3(a).

“Continuing Employees” means the Offered Employees who execute the Employment Documents and remain employees of the First Step Surviving Corporation or its Subsidiaries following the Effective Time, of the Final Surviving LLC following the Second Effective Time or of Acquirer as of the Effective Time.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“CR” has the meaning given in Section 1.8(a)(ix).

“Cumulative Common-Equivalent Merger Consideration” means that number, no less than zero, calculated on each Earnout Record Date, equal to the Adjusted Net Closing Consideration, plus the sum of the aggregate Unadjusted Earnout Payments paid or payable to date, and payable in connection with such Earnout Record Date, less Aggregate Liquidation

Preference Amount.

“Cumulative Common-Equivalent Merger Consideration Per Share” means that number, no less than zero, calculated on each Earnout Record Date, equal to the quotient of (i) the sum of (A) the Cumulative Common-Equivalent Merger Consideration and (B) the aggregate exercise prices of all Earnout Option and Warrant Shares and (ii) the sum of (x) the Eligible Fully Diluted Number and (y) the number of Unvested Involuntary Termination CRs and (z) the number of Unvested Voluntary Termination CRs.

“Current Price” has the meaning given in Section 5.19(a).

“Deductible” has the meaning given in Section 8.1(b).

“Delaware Law” means the General Corporation Law of the State of Delaware or the Delaware Limited Liability Company Act, as applicable.

“Designated Employees” has the meaning given in Section 5.9(a).

“Dissenting Shares” means any shares of Company Capital Stock that are outstanding immediately prior to the Effective Time that have not been voted for approval of this Agreement and whose holders have not otherwise waived appraisal rights under Delaware Law, and with respect to which dissenters’ rights or appraisal rights are properly asserted in accordance with Delaware Law in connection with the Merger.

“Earnout Amount Calculation Statements” has the meaning given in Section 5.19(e).

“Earnout Consideration” had the meaning given in Section 5.19(a)(iii).

“Earnout Payment” shall refer to any payment made to the Eligible Effective Time Holders in accordance with Section 5.19 above (the aggregate of such payments being referred to as the “Earnout Payments”).

“Earnout Payment Dispute Notice” has the meaning given in Section 5.19(e).

“Earnout Record Date” shall mean the date that is the last day of each calendar quarter during the Mobile Unit Earnout Period or the Post **** Earnout Period.

“Earnout Option and Warrant Shares” shall mean those shares of Company Common Stock underlying Company Options and the Excluded Company Warrants which, as of the relevant Earnout Record Date, are in-the-money based on the Cumulative Common Equivalent Merger Consideration.

“Eligible Effective Time Holder” shall mean as of each Earnout Record Date, a Person who was a holder of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) or a holder of a CR which represents Earnout Option and Warrant Shares (but excluding Unvested Involuntary Termination CRs and Unvested Voluntary Termination CRs).

“EB Claims” has the meaning given in Section 8.1(b).

“Effective Time” has the meaning given in Section 1.4.

“Effective Time Holder” means a Company Stockholder, Company Optionholder or Excluded Company Warrantholder as of immediately prior to the Effective Time (other than a holder of solely shares of Company Capital Stock which constitute and remain Dissenting Shares).

“Eligible Fully Diluted Number” means that number, calculated as of each Earnout Record Date, equal to the number of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) plus the number of Earnout Option and Warrant Shares as of such Earnout Record Date (but excluding Earnout Option and Warrant Shares underlying any Unvested Involuntary Termination CRs and Unvested Voluntary Termination CRs).

“Employment Documents” has the meaning given in Recital H.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental and Safety Laws” has the meaning given in Section 2.11(a)(i).

“ERISA” has the meaning given in Section 2.13(a).

“ERISA Affiliate” has the meaning given in Section 2.13(a).

“Escrow Agent” has the meaning given in Section 8.1(b).

“Escrow Agreement” has the meaning given in Section 1.3(a)(ii).

“Escrow Amount” means an amount, in cash, equal to the product of 15% and the Adjusted Net Closing Consideration.

“Escrow Funds Distributions” has the meaning given in Section 8.4(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning given in Section 1.9(a).

“Excluded Company Warrantholders” means the holders of the Excluded Company Warrants.

“Excluded Company Warrants” means those Company Warrants numbered 1, 2, 4 and 5 to purchase an aggregate of 72,000 shares of Company Common Stock.

“Excluded Optionholders” shall mean (i) any holders of Company Options that are not Company employees and (ii) an additional number of persons that hold Company Options collectively representing the right to purchase less 2% of the shares subject to all Company Options; provided that, with one exception selected by Company no holder of a Company Option with acceleration rights who is being offered employment by Acquirer will be an Excluded Optionholder).

“Facilities” has the meaning given in Section 2.11(a)(iv).

“Final Award” has the meaning given in Section 9.8.

“Final Surviving Entity Certificate of Formation” has the meaning given in Section 1.6(b).

“Final Surviving Entity Limited Liability Company Agreement” has the meaning given in Section 1.6(b).

“Final Surviving LLC” has the meaning given in Section 1.1.

“Financial Statements” has the meaning given in Section 2.4(a).

“First Merger” has the meaning given in Recital A.

“First Step Surviving Corporation” has the meaning given in Section 1.1.

“Fundamental Claims” has the meaning given in Section 8.1(b).

“Fundamental Representations” has the meaning given in Section 8.1(b).

“GAAP” means United States generally accepted accounting principles that are applicable to the circumstances of the date of determination, consistently applied.

“Government Contract” has the meaning given in Section 2.17(a)(xviii).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Group” has the meaning given in Section 5.2(c).

“Hazardous Materials” has the meaning given in Section 2.11(a)(ii).

“HSR Act” has the meaning given in Section 2.3(d).

“Indemnifiable Damages” has the meaning given in Section 8.1(a).

“Indemnifiable Transaction Expenses” has the meaning given in Section 8.1(a).

“Indemnified D&Os” has the meaning given in Section 5.14.

“Indemnified Person,” or “Indemnified Persons” has the meaning set forth in Section 8.1(a) hereto.

“Information Statement” has the meaning given in Section 5.1(b).

“Intellectual Property” has the meaning given in Section 2.10(a)(vii).

“Intellectual Property Rights” has the meaning given in Section 2.10(a)(viii).

“Interim Financial Statements” has the meaning given in Section 2.4(a).

“IP Claims” has the meaning given in Section 8.1(b).

“J.A.M.S.” has the meaning given in Section 9.8.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to the Company, the officers and directors of the Company, referred to herein as the “Company Representatives.” Any such individual and the Company Representatives will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of the Company employee, contractor or other personnel charged with administrative or operational responsibility for such fact, circumstance, event or other matters in question and of all materials in the personal email account and personal work files of such individual or Company Representative.

“Legal Proceeding” has the meaning given in Section 2.6.

“Legal Requirements” means any national, federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Subsidiary or to any of their respective assets, properties or businesses.

“Letter of Transmittal” has the meaning given in Section 1.9(d)(i).

“Liabilities” means all outstanding debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“License” has the meaning given in Section 5.19(a)(iv).

“License Agreement” has the meaning given in Section 5.19(a)(v).

“License Payment” has the meaning given in Section 5.19(a)(vi).

“Licensee” has the meaning given in Section 5.19(a)(vii).

“Licensee Mobile Unit” has the meaning given in Section 5.19(a)(viii).

“Licensee Unit” has the meaning given in Section 5.19(a)(ix).

“Licensing Revenues” has the meaning given in Section 5.19(a)(x).

“Loans” has the meaning given in Section 5.20.

“made available,” “delivered,” “provided” and words or similar meaning or import shall mean, with respect to any statement in Article 2 of this Agreement to the effect that any information, document or other material has been “made available,” “delivered” or “provided” to Acquirer or its representatives, that such information, document, or material was (a) made available for review (on a continuous basis and without subsequent modification) by Acquirer or its representatives in the virtual data room found at www.intralinks.com at least two (2) Business Days prior to the Agreement Date or (b) actually delivered (whether by physical or electronic delivery) upon request to Acquirer or its representatives at least two (2) Business Days prior to the Agreement Date.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably likely to, be or become materially adverse in relation to the condition (financial or otherwise), business, operations, assets (including intangible assets), liabilities, or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirement, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (C) changes in applicable laws or accounting rules, including GAAP after the Agreement Date (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (D) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage, or terrorism or military actions existing or underway as of the date hereof, (E) any action taken at the written request of Acquirer or a Merger Sub, or (F) any failure of the Company to meet any projection or forecast made prior to the Closing.

“Material Contract” has the meaning given in Section 2.17(a).

“Maximum Registrable Shares” means a number of shares of Acquirer Common Stock issued in connection with the First Merger (including as Earnout Consideration) equal to $92,500,000 divided by the Reference Price.

“Measurement Period” has the meaning given in Section 5.19(e).

“Merger Consideration” means the shares of Acquirer Common Stock and cash actually paid out to Merger Consideration Recipients under this Agreement (including all amounts contributed to the Escrow Fund, the Agent Expense Funds and all Earnout Consideration).

“Merger Consideration Recipients” has the meaning given in Section 8.1(a).

“Merger Consideration Recipients’ Agent” has the meaning given in Section 8.4(a).

“Merger Consideration Recipients’ Agent Expenses” has the meaning given in Section 8.4(b).

“Mergers” has the meaning given in Recital A.

“Mobile Unit Earnout Consideration” has the meaning given in Section 5.19(b).

“Mobile Unit Earnout Period” has the meaning given in Section 5.19(b).

“Mobile Unit Licensing Revenues” has the meaning given in Section 5.19(a)(xii).

“Mobile Units” has the meaning given in Section 5.19(a)(xi).

“Net Cash Adjustment Amount” has the meaning given in Section 1.16(a)(i).

“Net Cash Peg Amount” has the meaning given in Section 1.16(c)(iv).

“Net Working Capital” has the meaning given in Section 1.16(c)(ii).

“Net Working Capital Adjustment Amount” has the meaning given in Section 1.16(a)(ii).

“Net Working Capital Peg Amount” has the meaning given in Section 1.16(c)(v).

“New Litigation Claim” has the meaning given in Section 5.5.

****

“Offered Employees” means the employees of the Company and its Subsidiaries to whom Acquirer has made a written offer of employment at least five (5) Business Days prior to the Closing.

“Open Source Materials” has the meaning given in Section 2.10(t).

“Option CR” has the meaning given in Section 1.8(a)(ix).

“Optionholder Agreement” has the meaning given in Recital F.

“Parachute Payment Waiver” has the meaning given in Section 1.3(b)(vii).

“Party Resolution Date” has the meaning given in Section 5.19(e).

“Pay-off Letters” has the meaning given in Section 5.20.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Post **** Earnout Consideration” has the meaning given in Section 5.19(c).

“Post **** Earnout Period” has the meaning given in Section 5.19(c).

“Pre-Closing Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preliminary Resolution Date” has the meaning given in Section 5.19(e).

“Private Placement” has the meaning given in Section 1.14.

“Property” has the meaning given in Section 2.11(a)(iii).

“Property Taxes” has the meaning given in Section 5.17(i).

“Proprietary Information and Technology” has the meaning given in Section 2.10(a)(ix).

“Pro Rata Earnout Payment Per Share” means the amount, calculated on each Earnout Record Date, of the Cumulative Common-Equivalent Merger Consideration Per Share based on the amount of aggregate Unadjusted Earnout Payments paid or payable as of such Earnout Record Date (including the Unadjusted Earnout Payment for such Earnout Period), less the Cumulative Common-Equivalent Merger Consideration Per Share calculated excluding the Unadjusted Earnout Payment payable for such Earnout Period.

“Pro Rata Earnout Percentage” shall mean, as to each Eligible Effective Time Holder,

the sum of the aggregate Earnout Consideration such holder has received through such Measurement Period (including the Earnout Consideration for such Measurement Period), divided by the Earnout Consideration all Eligible Effective Time Holders have received through such Measurement Period (including the Earnout Consideration for such Measurement Period).

“Pro Rata Escrow Percentage” shall mean, as to each Person who was a holder of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares), the sum of the Series E Cash Escrow Contribution Amount, Series D Cash Escrow Contribution Amount, Series C-1 Cash Escrow Contribution Amount, Series C-2A Cash Escrow Contribution Amount and Series C-2B Cash Escrow Contribution Amount of such Person, divided by the Escrow Amount.

“Preferred Stockholder” means a holder of Company Preferred Stock immediately prior to the Effective Time.

“Reallocated Earnout Consideration” means the aggregate amount of any Unadjusted Earnout Payment that would otherwise never be distributed because it represents amounts allocated to holders of Unvested Involuntary Termination CRs which do not vest due to termination of employment prior to the relevant Earnout Record Date.

“Reallocated Earnout Consideration Per Share” means the Reallocated Earnout Consideration divided by the Eligible Fully Diluted Number.

“Reference Price” means $44.896 (as adjusted for any stock split, stock dividend, stock combination or similar event with respect to the Acquirer Common Stock occurring after the Effective Date), subject to an adjustment of up to ten percent (10%) upwards or downwards, based on the average of the closing prices of Acquirer Common Stock as reported by NASDAQ for the ten (10) trading days ending on the date that is three (3) trading days prior to the Closing Date.

“Remaining C-2B Preference Amount” has the meaning given in Section 5.19(f)(i).

“Reseller Agreement” has the meaning given in Section 2.17(a)(i).

“Restated Charter” has the meaning given in Recital J.

“Requisite Vote” has the meaning given in Recital J.

“Reviewing Accountant” has the meaning given in Section 5.19(e).

“Sale” has the meaning given in Section 5.19(a)(xiii).

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning given in Section 1.1.

“Second Effective Time” has the meaning given in Section 1.4.

“Second Merger” has the meaning given in Recital A.

“Section 409A” has the meaning given in Section 1.8(a)(ix).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Series” means the Series E Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock and Series C-2A Preferred Stock.

“Senior Series Aggregate Agent Expense Contribution Amount” means the sum of the Series E Agent Expense Contribution Amount, the Series D Agent Expense Contribution Amount, the Series C-1 Agent Expense Contribution Amount, and the Series C-2A Agent Expense Contribution Amount.

“Senior Series Aggregate Cash Escrow Contribution Amount” means the sum of the Series E Cash Escrow Contribution Amount, the Series D Cash Escrow Contribution Amount, the Series C-1 Cash Escrow Contribution Amount, and the Series C-2A Cash Escrow Contribution Amount.

“Senior Series Aggregate Closing Stock Amount” means the sum of the Series E Closing Stock Amount, the Series D Closing Stock Amount, the Series C-1 Closing Stock Amount, and the Series C-2A Closing Stock Amount.

“Senior Series Aggregate Closing Stock Amount Value” means the product of the Senior Series Aggregate Closing Stock Amount and the Reference Price.

“Series C-1 Agent Expense Contribution Amount” means the product of the Series C-1 Percentage and the Agent Expense Amount.

“Series C-1 Agent Expense Contribution Amount Per Share” means the Series C-1 Agent Expense Contribution Amount divided by the Series C-1 Total Shares.

“Series C-1 Cash Escrow Contribution Amount” means the product of the Series C-1 Percentage and the Escrow Amount.

“Series C-1 Cash Escrow Contribution Amount Per Share” means the Series C-1 Cash Escrow Contribution Amount divided by the Series C-1 Total Shares.

“Series C-1 Closing Stock Amount” means the product of the Aggregate Closing Stock Number and the Series C-1 Percentage.

“Series C-1 Closing Stock Amount Per Share” means the Series C-1 Closing Stock Amount divided by the Series C-1 Total Shares.

“Series C-1 Liquidation Preference Amount” is $ 9,527,997.93.

“Series C-1 Percentage” means the Series C-1 Liquidation Preference Amount divided by the Adjusted Net Closing Consideration.

Series C-1 Total Shares means 28,872,721 shares.

“Series C-2A Agent Expense Contribution Amount” means the product of the Series C-2A Percentage and the Agent Expense Amount.

“Series C-2A Agent Expense Contribution Amount Per Share” means the Series C-2A Agent Expense Contribution Amount divided by the Series C-2A Total Shares.

Series C-2A Cash Escrow Contribution Amount means the product of the Series C-2A Percentage and the Escrow Amount.

Series C-2A Cash Escrow Contribution Amount Per Share means the Series C-2A Cash Escrow Contribution Amount divided by the Series C-2A Total Shares.

Series C-2A Closing Stock Amount means the product of the Aggregate Closing Stock Number and the Series C-2A Percentage.

Series C-2A Closing Stock Amount Per Share means the Series C-2A Closing Stock Amount divided by the Series C-2A Total Shares.

Series C-2A Liquidation Preference Amount is $ 19,497,319.50.

Series C-2A Percentage means Series C-2A Liquidation Preference Amount divided by the Adjusted Net Closing Consideration.

Series C-2A Total Shares is 38,994,639 shares.

“Series C-2B Agent Expense Contribution Amount” means the product of the Series C-2B Percentage and the Agent Expense Amount.

“Series C-2B Agent Expense Contribution Amount Per Share” means the Series C-2B Agent Expense Contribution Amount divided by the Series C-2B Total Shares.

Series C-2B Cash Escrow Contribution Amount means the product of the Series C-2B Percentage and the Escrow Amount.

Series C-2B Cash Escrow Contribution Amount Per Share means the Series C-2B Cash Escrow Contribution divided by the Series C-2B Total Shares.

Series C-2B Closing Consideration Remainder Amount shall mean (i) the Aggregate Closing Shares Value, plus (ii) the Escrow Amount, plus (iii) the Agent Expense Amount, less (iv) the Senior Series Aggregate Closing Stock Amount Value, less (v) the Senior Series Aggregate Cash Escrow Contribution Amount, and less (vi) the Senior Series Aggregate Agent Expense Contribution Amount.

“Series C-2B Closing Stock Amount” means the product of the Aggregate Closing Stock Number and the Series C-2B Percentage.

“Series C-2B Closing Stock Amount Per Share” means the Series C-2B Closing Stock

Amount divided by the Series C-2B Total Shares.

“Series C-2B Initial Earnout Amount” means all Earnout Payments made until such payments aggregate to the Series C-2B Remaining Preference Amount.

“Series C-2B Initial Earnout Amount Per Share. means the Series C-2B Initial Earnout Amount divided by the Series C-2B Total Shares.

“Series C-2B Liquidation Preference Amount” means $26,379,633.38.

“Series C-2B Percentage” means the Series C-2B Closing Consideration Remainder Amount divided by the Adjusted Net Closing Consideration.

“Series C-2B Remaining Preference Amount” means the Series C-2B Liquidation Preference Amount less the Series C-2B Closing Consideration Remainder Amount.

“Series C-2B Total Shares” means 70,345,689 shares.

“Series D Agent Expense Contribution Amount” means the product of the Series D Percentage and the Agent Expense Amount.

“Series D Agent Expense Contribution Amount Per Share” means the Series D Agent Expense Contribution Amount divided by the Series D Total Shares.

“Series D Cash Escrow Contribution Amount” means the product of the Series D Percentage and the Escrow Amount.

“Series D Cash Escrow Contribution Amount Per Share” means Series D Cash Escrow Contribution Amount divided by the Series D Total Shares.

“Series D Closing Stock Amount” means the product of the Aggregate Closing Stock Number and the Series D Percentage.

“Series D Closing Stock Amount Per Share” means the Series D Closing Stock Amount divided by the Series D Total Shares.

“Series D Liquidation Preference Amount” is $19,121,233.7613 plus the product of $0.4341 and the number of shares of Series D Preferred Stock issued upon exercise of Company Warrants exercised after the date hereof and prior to Closing.

“Series D Percentage” means the Series D Liquidation Preference Amount divided by the Adjusted Net Closing Consideration.

“Series D Total Shares” means 44,047,993 shares plus the number of shares of Series D Preferred Stock issued upon exercise of Company Warrants exercised after the date hereof and prior to Closing.

“Series E Agent Expense Contribution Amount” means the product of the Series E Percentage and the Agent Expense Amount.

“Series E Agent Expense Contribution Amount Per Share” means the Series E Agent Expense Contribution Amount divided by the Series E Total Shares.

“Series E Cash Escrow Contribution Amount” means the product of the Series E Percentage and the Escrow Amount.

“Series E Cash Escrow Contribution Amount Per Share” means the Series E Cash Escrow Contribution Amount divided by the Series E Total Shares.

“Series E Closing Stock Amount” means the product of the Aggregate Closing Stock Number and the Series E Percentage.

“Series E Closing Stock Amount Per Share” means the Series E Closing Stock Amount divided by the Series E Total Shares.

“Series E Liquidation Preference Amount” is $23,183,360.

“Series E Percentage” is the Series E Liquidation Preference Amount divided by the Adjusted Net Closing Consideration.

“Series E Total Shares” is 57,958,400 shares.

“Set-off Claims” has the meaning given in Section 8.1(b).

“Severance Offset Amount” has the meaning given in Section 1.16(f).

“Shortfall Shares” has the meaning given in Section 5.19(f)(ii).

“Significant Customer” has the meaning given in Section 2.20(a).

“Significant Supplier” has the meaning given in Section 2.20(b).

“Spreadsheet” means a spreadsheet, in form acceptable to Acquirer and the Exchange Agent, which Spreadsheet will be dated as of the Closing Date and will set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (i) the name and address of each Company Stockholder, each Company Optionholder and each Company Warrantholder; (ii) the number of shares of Company Common Stock held by such Company Stockholder and the respective stock certificate numbers, the number of Company Options held by Company Optionholder and the number of Company Warrants held by such Company Warrantholder; (iii) the amount of cash and stock payable to each Company Securityholder pursuant to Section 1.8(a); (iv) the amount of cash to be placed in the Escrow Fund on behalf of each Effective Time Holder; (v) the amount of cash to be placed in the Agent Expense Funds on behalf of each Effective Time Holder; (vi) the calculation of the aggregate consideration under the Mergers, and the dollar or numerical value of all defined terms used in Section 1.8; and (vii) the various percentages required to be determined under this Agreement, or the formula for determining such percentages if not calculable at Closing, including the Pro Rata Escrow Percentage and the Pro Rata Earnout Percentage.

“Standard Inbound IP Agreements” has the meaning given in Section 2.10(a)(x).

“Standard NDA” has the meaning given in Section 2.10(a)(x).

“Standard Outbound IP Agreements” has the meaning given in Section 2.10(a)(xi).

“Statement No. 5” has the meaning given in Section 2.4(e).

“Straddle Period” means any taxable year or period that begins on or before and ends after the Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Surviving Entity” has the meaning given in Section 1.4.

“Tail Policy Premium” has the meaning given in Section 5.15.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, telecommunications or utility excise, federal or state regulatory fee and assessment, severance, stamp, occupation, premium, property (real, tangible or intangible), Code Section 59A environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Contest” has the meaning given in Section 5.16(f).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Termination Date” has the meaning given in Section 7.1(b).

“Third Party Development Tools” has the meaning given in Section 2.10(aa).

“Third Party Intellectual Property” has the meaning given in Section 2.10(a)(xii).

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“Tier 1 Key Employees” has the meaning given in Recital H.

“Tier 2 Key Employees” has the meaning given in Recital I.

“Total Consideration” has the meaning given in Section 5.19(f)(iii).

“Transaction Expenses” means all third party fees, costs, expenses, payments and expenditures paid, pre-paid, incurred or accrued by the Company with respect to this Agreement, the Mergers and the transactions contemplated hereby, whether or not billed, accrued or previously paid, including the expenses and fees of Company’s own accountants, attorneys, investment bankers and other professionals, and any such fees, costs, expenses, payment and expenditures incurred by any Company Securityholders or Company’s employees, directors, officers, consultants and/or advisors paid for or to be paid for by the Company, including the Tail Policy Premium and any fee due or to become due to the Merger Consideration Recipients’ Agent for so serving.

“Transfer Taxes” has the meaning given in Section 5.16(l).

“Unadjusted Earnout Payment” shall refer to any amount payable to the Effective Time Holders in accordance with Section 5.19 without taking into effect the Acquirer’s set-off rights under Article 8 (the aggregate of such payments being referred to as the “Unadjusted Earnout Payments”).

“Unit” has the meaning given in Section 5.19(a)(xiv).

“Unit Licensing Revenues” has the meaning given in Section 5.19(a)(xv).

“Unvested Involuntary Termination CR” has the meaning given in Section 1.8(a)(ix).

“Unvested Voluntary Termination CR” has the meaning given in Section 1.8(a)(ix).

“USPTO” has the meaning given in Section 2.10(f).

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“WARN Act” has the meaning given in Section 2.13(q).

“Warrantholder Agreement” has the meaning given in Recital F.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.